[***] Indicates confidential material that has been omitted pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission. A complete copy of this agreement has been filed with the Securities and Exchange Commission.

MATRIX FINANCIAL SERVICES CORPORATION

Purchaser

and

HOMESTREET BANK

Seller

AGREEMENT FOR THE BULK
PURCHASE AND SALE OF
MORTGAGE SERVICING RIGHTS

Dated as of June 29, 2018

i

ii

iii

AGREEMENT FOR THE BULK PURCHASE AND SALE OF
MORTGAGE SERVICING RIGHTS

This AGREEMENT FOR THE BULK PURCHASE AND SALE OF MORTGAGE SERVICING RIGHTS (the “Agreement”) is entered into as of the 29th day of June, 2018 (the “Effective Date”) by and between Matrix Financial Services Corporation (the “Purchaser”) and HomeStreet Bank (the “Seller”).

WITNESSETH:

WHEREAS, on the terms and subject to the conditions set forth herein, the Seller desires to sell, transfer and assign, and the Purchaser desires to purchase and assume all right, title and interest in and to the Servicing Rights described herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS AND CONSTRUCTION
Section 1.01    Definitions. As used in this Agreement, the following terms shall have the meanings specified below:

“Advances”: With respect to each Mortgage Loan, the funds that as of the Servicing Transfer Date have been advanced by the Seller in connection with the servicing of the Mortgage Loans (including, without limitation, advances for principal, interest, taxes, ground rents, assessments, insurance premiums and other costs, fees and expenses pertaining to the acquisition of title to and preservation and repair of Mortgaged Properties) (a) in accordance with Applicable Requirements, and (b) for which the Seller has a right of reimbursement from Mortgagors, State Agencies, Insurers, Investors or other means.

“Agreement”: This Agreement for the Bulk Purchase and Sale of Mortgage Servicing Rights, including all amendments hereof and supplements hereto, and all Exhibits, Schedules and ancillary documents attached hereto or delivered pursuant hereto.

“Ancillary Fees”: Any late payment charges, charges for dishonored checks, pay-off fees, assumption fees, conversion fees, expedited payment or convenience fees, commissions and administrative fees on cross-selling and optional products, and similar fees and charges collected from or assessed against the Mortgagor in accordance with Applicable Requirements.

“Applicable Privacy Laws”: As defined in Section 10.17 of this Agreement.

“Applicable Requirements”: As of the time of reference and as applicable, (a) all contractual obligations of the Seller and any Originators or Prior Servicers with respect to the Mortgage Loans and/or the Servicing Rights, including without limitation those contractual obligations contained in this Agreement, the Servicing Agreements, in any agreement with any Agency, Insurer, Investor or other Person or in the Mortgage Loan Documents for which the Seller, or any Originator or Prior Servicer, is responsible or at any time was responsible; (b) all federal, state and local laws, statutes, rules, regulations and ordinances applicable to the Seller, any Originators or Prior Servicers, or to the Servicing Rights or the origination, servicing, purchase, sale, enforcement and insuring or guaranty of, or filing of claims in connection with, the Mortgage Loans, including without limitation the applicable requirements and guidelines of any Agency, Investor or Insurer, the Consumer Financial Protection Bureau, or any other governmental agency, board, commission, instrumentality or other governmental or quasi-governmental body or office; (c) all other judicial and administrative judgments, orders, stipulations, awards, writs and injunctions applicable to the Seller, any Originators or Prior Servicers, the Servicing Rights or the Mortgage Loans; (d) all Investor and Agency guides, manuals, handbooks, bulletins, circulars, announcements, issuances, releases, letters, correspondence and other instructions applicable to the Mortgage Loans and/or the Servicing Rights; and (e) the terms of the related Mortgage Instrument and Mortgage Note.

“Assignments of Mortgage Instruments”: A written instrument that, when recorded in the appropriate office of the local jurisdiction in which the related Mortgaged Property is located, will reflect the transfer of the Mortgage Instrument identified therein from the transferor to the transferee named therein.

“Bankruptcy Loan”: A mortgage loan, as of the Sale Date, with respect to which the mortgagor thereof has sought relief under or has otherwise been subjected to the federal bankruptcy laws (including, without limitation, chapter 7 and 13) or any other similar federal or state laws of general application for the relief of debtors, through the institution of appropriate proceedings, and such proceedings are continuing.

“Bill of Sale”: A bill of sale substantially in the form of Exhibit 2.02 attached hereto, which shall be executed and delivered by the Seller on the Sale Date.

“Breach”: As defined in Section 8.03(a) of this Agreement.
“Business Day”: Any day other than (a) a Saturday or Sunday, or (b) a day on which the Federal Reserve is closed or (c) a day on which banks located in the State of New York, the State of Minnesota, or the State of Washington are authorized or obligated by law or executive order to be closed.

“Claim” means any third-party claim, demand, litigation, action or proceeding.

“Compliance Loans”: means those mortgage loans identified by the Seller, within nine (9) Business Days following the Sale Date, with “Level 4” or “Level 5” compliance errors as determined by the Seller’s internal quality review processes and procedures conducted prior to the Sale Date.

“Consumer Information”: Any personally identifiable information in any form (written electronic or otherwise), including without limitation, any non-public personal information, as that term is defined in Title V of the Gramm-Leach-Bliley Act of 1999, as amended from time to time, relating to a Mortgagor, including, but not limited to: a Mortgagor’s name, address, telephone number, Mortgage Loan number, Mortgage Loan payment history, delinquency status, insurance carrier or payment information, tax amount or payment information; the fact that the Mortgagor has a relationship with the Seller or the Originator of the related Mortgage Loan; and any other non-public personally identifiable information.

“Cost of Funds Amount”: With respect to any Mortgage Loan, an amount equal to the product of (i) the Mortgage Loan Repurchase Price and (ii) a per annum rate equal to 5%.

“Cure Period”: As defined in Section 8.03(b) of this Agreement.
“Custodial Accounts”: The accounts in which Custodial Funds are deposited and held by the Servicer.

“Custodial Funds”: All funds held by or on behalf of the Seller with respect to the Mortgage Loans, including, but not limited to, all principal and interest funds and any other funds due to any Investor, buydown funds, funds for the payment of taxes, assessments, insurance premiums, ground rents and similar charges, funds from hazard insurance loss drafts and other mortgage escrow and impound amounts (including interest accrued thereon for the benefit of the Mortgagors under the Mortgage Loans, if required by law or contract) maintained by or on behalf of the Seller relating to the Mortgage Loans.

“Delinquent Loan”: A mortgage loan that, as of the Sale Date, is 30 days or more past due with respect to any Mortgage Loan Payment.

“Document Custodian”: The Bank of New York Mellon Trust Company, N.A. or such other document custodian as engaged by Purchaser.

“Early Prepayment Mortgage Loan”: A Mortgage Loan that pays in full prior to the end of the three (3) calendar months following the Sale Date, other than as a result of a refinancing by Purchaser or an affiliate of Purchaser.

“Effective Date”: The date set forth in the introductory phrase of this Agreement.

“eNotes”: An electronically executed Mortgage Note, as such term is used by an Investor.

“Escrow Interest”: An amount equal to the aggregate interest earned but not yet disbursed on funds maintained in the escrow account that is owed by the Seller to the Mortgagors as of the Sale Date.

“Estimated Exclusion Amount”: An amount equal to $414,805.74.

“Exceptions List”: As defined in Section 3.03(b) of this Agreement.

“Excluded Loan”: Any mortgage loan that as of the Sale Date, (a) is a Bankruptcy Loan, Delinquent Loan, Foreclosure Loan, Litigation Loan, FHA Loan, USDA Loan, or VA Loan, (b) is subject to an repurchase demand from the applicable Investor which has not been resolved, (c) is a type of mortgage loan listed in Exhibit 1.01(a) attached hereto.

“Excluded Servicing Rights”: The servicing rights arising from or in connection with an Excluded Loan.

“Exclusion Amount”: An amount equal to the actual Purchase Price for all Compliance Loans identified by Seller.

“Fannie Mae”: The Federal National Mortgage Association, or any successor thereto.

“Fannie Mae Mortgage Loan”: A mortgage loan (a) with respect to which Fannie Mae owns the beneficial interest therein, or (b) that serves as collateral for mortgage-backed securities on which the payment of principal and interest is guaranteed by Fannie Mae.

“FHA”: The Federal Housing Administration of the HUD, or any successor thereto.

“FHA Loan”: A mortgage loan insured by FHA.
“Final Settlement Report”: As defined in Section 3.02(b) of this Agreement.
“Foreclosure”: The procedure pursuant to which a lienholder acquires title to a mortgaged property in a foreclosure sale, or a sale under power of sale, or other acquisition of title to the mortgaged property based upon a default by the mortgagor under the mortgage loan documents, under the laws of the state where such mortgaged property is located.

“Foreclosure Loan”: A mortgage loan with respect to which, as of the Sale Date, the first action necessary to be taken to commence proceedings in Foreclosure has been taken or may be taken under the terms of the applicable mortgage loan documents and Applicable Requirements.

“Freddie Mac”: The Federal Home Loan Mortgage Corporation, or any successor thereto.

“Freddie Mac Mortgage Loan”: A mortgage loan (a) with respect to which Freddie Mac owns the beneficial interest therein, or (b) that serves as collateral for mortgage-backed securities on which the payment of principal and interest is guaranteed by Freddie Mac.

“High Cost Loan”: A mortgage loan that is (a) a “high cost” mortgage loan under Section 32 of HOEPA, or (b) a “high cost home,” “threshold,” “covered,” “high risk home,” “predatory,” “abusive,” or similarly defined loan, including refinance loans, under any other applicable state, federal or local law or regulation (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees). For avoidance of doubt, the Parties agree that this definition shall apply to any law regardless of whether such law is presently, or in the future becomes, the subject of judicial review or litigation.

“HOEPA”: The Home Ownership and Equity Protection Act of 1994, as amended and as implemented by Regulation Z.

“Holdback Funds”: As defined in Section 3.03(b) of this Agreement.

“Holdback Usage Report”: As defined in Section 3.03(b) of this Agreement.

“HUD”: The United States Department of Housing and Urban Development, or any successor thereto.

“Imaged Document Vendor”: Purchaser’s Subservicer, or such other imaged document vendor engaged by Purchaser for the retention of Imaged Mortgage File Documents.

“Imaged Mortgage File Documents”: Those documents described in part C of Exhibit 1.01(b) attached hereto, as applicable, and which comprise part of the Mortgage File.

“Initial Exceptions List Deadline”: With respect to any Mortgage Loan, two (2) months following the second Servicing Transfer Date.

“Initial Holdback Funds Release Deadline”: With respect to any Mortgage Loan, the date one (1) calendar month following the earliest to occur of (i) delivery by the Purchaser (or its designee) to the Seller of an Exceptions List indicating no Missing Documents for such Mortgage Loan, (ii) the payment in full or liquidation of such Mortgage Loan, (iii) the repurchase of the Mortgage Loan or related Servicing Rights by Seller, or (iv) the date six (6) months after the later of the second Servicing Transfer Date and the date on which the related Legal Documents are delivered in bulk to the Document Custodian (without regard to individual Missing Documents), if no Missing Documents with respect to such Mortgage Loan have been identified by such date.

“Insurer” or “Insurers”: Any private mortgage insurer, pool insurer and any insurer or guarantor under any standard hazard insurance policy, any federal flood insurance policy, any title insurance policy, any earthquake insurance policy or other insurance policy, and any successor thereto, with respect to the Mortgage Loan or the Mortgaged Property.

“Interim Period”: With respect to any Mortgage Loan, the period of time between the Sale Date and the related Servicing Transfer Date.
“Interim Servicing Agreement”: That certain agreement in the form of Exhibit 1.01(c) attached hereto executed on the Effective Date, between the Purchaser and the Seller providing for the subservicing of the Mortgage Loans during the applicable Interim Periods.
“Investor” or “Investors”: With respect to any Mortgage Loan, Fannie Mae or Freddie Mac, as applicable.

“Legal Documents”: Those documents described in parts A and B of Exhibit 1.01(b) attached hereto, as applicable, and which comprise part of the Mortgage File.

“Litigation Loan”: A mortgage loan with respect to which, as of the Sale Date, a claim, demand, or litigation before a court, government agency, or arbitrator relating to the mortgage loan is pending, or to Seller’s knowledge threatened (excluding any threat of claim, demand, or litigation that Seller believes is not reasonably likely to be pursued, and Seller has not taken any actions in response), the adverse outcome of which could adversely affect the servicing rights to such mortgage loan or the value of the mortgage loan. The Parties agree that the term Litigation Loan does not include a Mortgage Loan that is subject to a claim, demand, or litigation for which no Loss to the servicer is reasonably likely (for instance, a claim, demand, or litigation involving title to the property for which the servicer has a right of indemnification under the applicable title insurance policy).

“Loss” or “Losses”: Any and all losses, damages, deficiencies, costs, or expenses, including without limitation reasonable costs of investigation, attorneys’ fees, disbursements, and compensatory fees charged by an Investor, excluding those amounts set forth in Section 8.09.

“MERS”: The Mortgage Electronic Registration System.

“MERS Mortgage Loan”: Any Mortgage Loan as to which the related Mortgage Instrument, or an Assignment of Mortgage Instrument, has been recorded in the name of MERS, as nominee or agent for the holder from time to time of the Mortgage Note as of the Sale Date.

“Missing Documents”: As defined in Section 3.03(b) of this Agreement.

“Mortgage Escrow Payments”: The portion, if any, of the Mortgage Loan Payment in connection with a Mortgage Loan that relates to funds for the payment of taxes, assessments, insurance premiums and other customary mortgage escrow amounts required under the Mortgage Loan Documents.

“Mortgage File”: The Legal Documents and Imaged Mortgage File Documents.

“Mortgage Instrument”: Any deed of trust, security deed, mortgage, security agreement or any other instrument which constitutes a first lien on real estate (or shares of stock in the case of cooperatives) securing payment by a Mortgagor of a Mortgage Note.

“Mortgage Loan”: Each mortgage loan as to which the related Servicing Rights are subject to this Agreement and identified in the Mortgage Loan Schedule.

“Mortgage Loan Documents”: The Mortgage Instruments and Mortgage Notes.

“Mortgage Loan Payment”: With respect to a Mortgage Loan, the amount of each monthly installment on such Mortgage Loan, whether principal and interest or escrow or other payment, required or permitted to be paid by the Mortgagor in accordance with the terms of the Mortgage Loan Documents.

“Mortgage Loan Repurchase Price”: With respect to any Mortgage Loan that the applicable Investor requires to be repurchased, an amount equal to the total amount required to be paid to such Investor with respect to such repurchase, including any and all penalties and premiums owed to the applicable Investor with respect to such Mortgage Loan in connection with such repurchase.

“Mortgage Loan Schedule”: The mortgage loan schedule attached to the Bill of Sale as Exhibit A thereto.

“Mortgage Note”: The promissory note executed by a Mortgagor and secured by a Mortgage Instrument evidencing the indebtedness of the Mortgagor under a Mortgage Loan.

“Mortgaged Property”: The residential real property that is encumbered by a Mortgage Instrument, including all buildings and fixtures thereon.

“Mortgagor”: Any obligor under a Mortgage Note and Mortgage Instrument.

“Originator”: With respect to any Mortgage Loan, the Person(s) that: (a) took the loan application, (b) processed the loan application, (c) underwrote the loan application and/or (d) closed or funded the Mortgage Loan.

“Parties”: The Seller and the Purchaser.

“Person”: An individual, a corporation, a partnership, a limited liability company, a joint venture, a trust, an unincorporated association or organization, a government body, agency or instrumentality or any other entity.

“Preliminary Settlement Report”: As defined in Section 3.02(a) of this Agreement.

“Prior Servicer”: With respect to a Mortgage Loan, any Person that was a Servicer of such Mortgage Loan before the Sale Date.

“Purchase Price”: As defined in Section 3.01 of this Agreement.

“Purchase Price Multiple”: An amount equal to [***].

“Purchase Price Percentage”: An amount, expressed as a percentage, equal to the product of (i) the Purchase Price Multiple and (ii) the weighted average (based on the unpaid principal balance of the Mortgage Loans) net servicing fee (expressed as an annual percentage rate, and equal to the Servicing Fee, less guarantee fees due to the Investor and lender-paid mortgage insurance), as initially set forth on the Preliminary Settlement Report or as finally set forth on the Final Settlement Report, as applicable.

“Purchaser”: As defined in the introductory phrase of this Agreement.

“Purchaser’s Subservicer”: Flagstar Bank, FSB.

“Repurchase Alternative Agreement”: As defined in Section 8.02(c).

“Required Consents”: As defined in Section 4.01(e).

“Sale Date”: (a) June 29, 2018 or (b) such other date mutually agreed in writing by the Parties.
“Seller”: As defined in the introductory phrase of this Agreement.

“Servicer”: The Person contractually obligated, at any time, to administer the Servicing Rights under the Servicing Agreements.

“Servicing Agreements”: The contracts (including, without limitation, any pooling agreement, servicing agreement, custodial agreement or other agreement or arrangement), and all applicable rules, regulations, procedures, manuals and guidelines incorporated therein, defining the rights and obligations of the Servicer, with respect to the Mortgage Loans.

“Servicing Fee”: The annual aggregate amount payable to the Servicer under the applicable Servicing Agreement related to a Mortgage Loan as consideration for servicing such Mortgage Loan, which may be expressed as a percentage.

“Servicing Rights”: (a) The rights and obligations to service, administer, collect payments for the reduction of principal and application of interest, collect payments on account of taxes and insurance, pay taxes and insurance, remit collected payments, provide foreclosure services, provide full escrow administration, (b) any other obligations required by any Agency, Investor or Insurer in, of, for or in connection with the Mortgage Loans pursuant to the Servicing Agreements, (c) the right to possess any and all documents, files, records, Mortgage Files, servicing documents, servicing records, data tapes, computer records, or other information pertaining to the Mortgage Loans or pertaining to the past, present or prospective servicing of the Mortgage Loans, (d) the right to receive the Servicing Fee and any Ancillary Fees arising from or connected to the Mortgage Loans and the benefits derived from and obligations related to any accounts arising from or connected to such Mortgage Loans and (e) all rights, powers and privileges incident to any of the foregoing.

“Servicing Rights Repurchase Price”: The sum of the following: (a) the applicable Purchase Price paid by the Purchaser for the Servicing Rights multiplied by a fraction, the numerator of which equals the current unpaid principal balance of the related Mortgage Loan and the denominator of which is equal to the original unpaid principal balance of such Mortgage Loan (provided that if the related Mortgage Loan has been the subject of a modification or any other principal reduction or forbearance, for the purposes of this calculation, the denominator shall not be reduced by the amount of any principal reduction made in connection with such modification, principal reduction or forbearance); (b) all other sums paid by the Purchaser to the Seller for the Servicing Rights and for the related Advances made by the Purchaser to the extent the Purchaser has not been reimbursed for such Advances in connection with the related Mortgage Loans and the Servicing Rights

(excluding any of the Purchase Price); (c) all other unreimbursed Losses incurred by the Purchaser in connection with the related Mortgage Loans and Servicing Rights (including any and all penalties and premiums owed to the applicable Investor with respect to such Mortgage Loans and Servicing Rights); and (d) any additional reasonable amount that the Purchaser or any affiliate is required to pay to an unaffiliated third party to give effect to Seller’s repurchase of the Servicing Rights.

“Servicing Transfer Date”: With respect to each (i) Fannie Mae Mortgage Loan, August 1, 2018 and (ii) Freddie Mac Mortgage Loan, August 16, 2018 (or such other date mutually agreed in writing by the Parties), which shall also be the date when (a) physical servicing of such Mortgage Loan is scheduled to be transferred to the Purchaser’s Subservicer and (b) the Purchaser’s Subservicer is legally obligated to subservice such Mortgage Loan.

“Settlement Date”: With respect to any Servicing Rights being purchased hereunder, the date when the Purchaser pays the Seller for such Servicing Rights, which shall be the later of (a) the Sale Date, and (b) the second Business Day following receipt of all Investor approvals required to complete the purchase and sale of such Servicing Rights, or such other date mutually agreed in writing by the Parties.

“State Agency”: Any state or local agency with authority to (a) regulate the business of the Seller or any Originator or Prior Servicer, including without limitation any state or local agency with authority to determine the investment or servicing requirements with regard to mortgage loans originated, purchased or serviced by the Seller, or (b) originate, purchase or service mortgage loans, or otherwise promote mortgage lending, including without limitation state and local housing finance authorities.

“Trailing Loan Documents”: Each of the documents described in part B of Exhibit 1.01(b) attached hereto, as applicable.

“Trailing Loan Documents Vendor”: The Document Custodian, or such other Trailing Loan Document vendor engaged by the Purchaser for the management of Trailing Loan Documents.

“Transfer Instructions”: The transfer instructions specifying the manner in which the subservicing of the Mortgage Loans shall be transferred to the Purchaser’s Subservicer, attached hereto as Exhibit 5.10.

“USDA”: The United States Department of Agriculture or any successor thereto.

“USDA Loan”: A mortgage loan issued through a loan program sponsored by the USDA.

“VA”: The United States Department of Veterans Affairs or any successor thereto.

“VA Loan”: A mortgage loan available to United States veterans and service members that is guaranteed by the VA.

Section 1.02    General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
(a)    Terms used in this Agreement have the meanings assigned to them in this Agreement, and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender.
(b)    Accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles.
(c)    References herein to a “Section,” shall be to the specified section(s) of this Agreement and shall include all subsections of such section(s).
(d)    The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provisions.
(e)    Section headings and other similar headings are not to be considered part of this Agreement, are solely for convenience of reference, and shall not affect the meaning or interpretation of this Agreement or any of its provisions.
(f)    Each reference to any federal, state or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder.
(g)    References to days shall mean consecutive calendar days unless otherwise specified as “Business Days.”
ARTICLE II

SALE OF SERVICING RIGHTS AND RELATED MATTERS
Section 2.01    Items to be Sold, Transferred and Assigned. Upon the terms and subject to the conditions of this Agreement, and subject to Applicable Requirements, the Seller shall sell, transfer and assign to the Purchaser, and the Purchaser shall purchase and assume from the Seller, on the Sale Date upon the terms specified herein, all of the Seller’s legal and beneficial right, title, interest in and to the applicable (a) Servicing Rights, (b) Advances, (c) Custodial Funds, and (d) Mortgage Files for the Mortgage Loans. Notwithstanding anything to the contrary contained herein, the Seller shall have no obligation to sell and the Purchaser shall have no obligation to purchase any Servicing Rights related to mortgage loans that are Excluded Loans as of the Sale Date.
Section 2.02    Evidence of Sale. Prior to the Sale Date, the Purchaser and the Seller shall execute and deliver the documents required by each Investor in connection with the transfer of the Servicing Rights hereunder, in form and substance reasonably satisfactory to the Purchaser and the Seller and in compliance with Applicable Requirements. On the Sale Date, the Seller and the Purchaser shall execute and deliver a Bill of Sale and such other instruments or documents as the Purchaser and the Seller shall reasonably determine are necessary or appropriate to evidence the transactions contemplated hereby.

Section 2.03    Retention of Property by Seller in Trust. From and after the Sale Date, subject to the limitations of the applicable Investor, including the requirement to obtain the consent of the applicable Investor, the sole and exclusive ownership of the Servicing Rights shall vest in the Purchaser. Any possession or control of the Mortgage Files or other related books, records, accounts, funds or other property representing or relating to the Servicing Rights by the Seller following the Sale Date, including during the Interim Period, shall be possessed or held by the Seller in trust on behalf of, and in a fiduciary capacity for and at the will of, the Purchaser, subject to Applicable Requirements including the applicable Investor’s superior rights in some or all of such books, records, accounts, funds or other property representing or relating to the Servicing Rights, and Seller’s obligations to such Investors, and provided that the Seller may retain and maintain copies of documents and records from the Mortgage Files or its prior origination or servicing activities to the extent such documents and records are necessary or appropriate to comply with licensing or other laws applicable to its prior or ongoing business activities, or otherwise consistent with its standard record retention policies.
ARTICLE III

PURCHASE PRICE AND RELATED MATTERS
Section 3.01    Purchase Price. In consideration for the transfer and sale contemplated herein of the Servicing Rights, the Purchaser shall pay to the Seller in the manner and subject to the adjustments provided for in this Article III, an amount equal to the Purchase Price Percentage multiplied by the aggregate outstanding principal balance, as of the Sale Date, of the Mortgage Loans (the “Purchase Price”).
Section 3.02    Procedures for Determining Purchase Price.
(a)    No later than five (5) Business Days prior to the Sale Date, the Seller shall deliver to the Purchaser a loan level report of all Servicing Rights to be sold to the Purchaser on the Sale Date (the “Preliminary Settlement Report”). The Preliminary Settlement Report shall include the Purchase Price applicable to the Servicing Rights, loan level information for each Mortgage Loan and such other information as is set forth in Exhibit 3.02(b) attached hereto. The Preliminary Settlement Report shall include an estimate of the unpaid principal balance of the Mortgage Loans as of the date of such Preliminary Settlement Report.
(b)    Final Settlement Report.
(i)    No later than nine (9) Business Days after the Sale Date, the Seller shall deliver to the Purchaser a loan level report of all Servicing Rights sold to the Purchaser on the Sale Date (the “Final Settlement Report”). The Final Settlement Report shall include the information set forth in Exhibit 3.02(b) attached hereto and include the actual unpaid principal balance of each Mortgage Loan as of the Sale Date. The Purchaser shall review and either approve or object (in writing) to such Final Settlement Report within two (2) Business Days of the Purchaser’s receipt thereof. In the event that the Purchaser objects to the content of the Final Settlement Report, the Purchaser’s written objection shall contain sufficient specificity to enable the Seller to reconcile and/or remedy any and all exceptions discovered by the Purchaser. The Parties shall work in good faith to agree to any reconciliations and exceptions as soon as practical, and in any event no later than ten (10) Business Days after the Sale Date, and upon agreement the revised version of the Final Settlement Report shall be deemed to be the Final Settlement Report for the purposes of this Agreement, and either the Seller shall pay to the Purchaser or the Purchaser shall pay to the Seller any amounts necessary to reconcile the Purchase Price previously paid by the Purchaser with the actual amount due to the Seller based on such agreed Final Settlement Report.
(ii)    The Final Settlement Report shall include a calculation of the Exclusion Amount based on the Compliance Loans identified by the Seller. If the Exclusion Amount is greater than the Estimated Exclusion Amount, Seller shall pay to Purchaser an amount equal to such difference. If the Exclusion Amount is less than the Estimated Exclusion Amount, Purchaser shall reimburse Seller an amount equal to such difference. Any payments required by Purchaser or Seller (as applicable) pursuant to this Section 3.02(b)(ii) shall be paid in connection with the reconciliation process as set forth in Section 3.02(b)(i) above.
Section 3.03    Payment of Purchase Price by the Purchaser. Subject to the terms and conditions herein, the Purchase Price shall be paid by the Purchaser to the Seller as follows:
(a)    Settlement Date Payments. On the Settlement Date, the Purchaser shall pay to the Seller an amount equal to [***] percent ([***]%) of the aggregate Purchase Price applicable to the Servicing Rights based on the Preliminary Settlement Report, minus the Estimated Exclusion Amount.
(b)    Final Payment. The remainder of the aggregate Purchase Price applicable to the Servicing Rights (the “Holdback Funds”) shall be held by the Purchaser for payment after the Settlement Date as follows. On a monthly basis, beginning on the Initial Exceptions List Deadline, the Purchaser or its designee shall provide to the Seller a written loan-level exception report (the “Exceptions List”) that reasonably identifies any missing, incomplete or defective documents from the Mortgage Files (i) required in order to service the Mortgage Loans in accordance with Applicable Requirements on a timely basis, (ii) required to be maintained or to be made available to any Agency, Insurer or governmental agency, board, commission, instrumentality or other governmental or quasi-governmental body or office, pursuant to Applicable Requirements interests therein, or (iii) as otherwise listed in Sections A or B of the Exhibit 1.01(b) (“Missing Documents”). The Holdback Funds in respect of each Mortgage Loan will be paid to the Seller on a loan level, pro rata basis each month no later than the applicable Initial Holdback Funds Release Deadline. In the event that all Trailing Loan Documents in respect of a Mortgage Loan, as identified in the Exceptions List, are not delivered to the Trailing Loan Documents Vendor or Document Custodian, as applicable, or defects therein remain uncured one hundred eighty (180) days following the date such Missing Document was identified on the Exceptions List following review of the applicable Mortgage File by the Document Custodian (or such earlier time as may be required pursuant to Applicable Requirements), the Purchaser may engage a third party service provider to procure such documents on behalf of the Purchaser, and shall notify Seller of such engagement. The actual, reasonable fees and costs of such third party service provider may be offset by the Purchaser against the Holdback Funds allocable to the related Mortgage Loan as determined by the Purchaser in its reasonable discretion, if such funds are insufficient, may be offset by the Purchaser against any other Holdback Funds then held by the Purchaser and, if such funds are insufficient, the Seller shall reimburse the Purchaser for any such fees and costs. The Purchaser shall provide to the Seller a monthly loan-level report of all Holdback Funds used by the Purchaser to recover any missing Trailing Loan Documents (the “Holdback Usage Report”). On the date that occurs [***] months following the second Servicing Transfer Date, the Purchaser shall make a final release from the Holdback Funds of any amounts in excess of the amounts of such offsets and such additional actual, reasonable fees and costs of such third party service provider as Purchaser reasonably believes will be necessary to procure such documents on behalf of the, as reasonably documented to the Seller, and the Purchaser shall be entitled to retain the balance of the Holdback Amount.
(c)    No Waiver. No payment under this Section 3.03 shall constitute a waiver by the Purchaser of, or otherwise limit or reduce, any of the Seller’s indemnification or repurchase obligations under Article VIII hereof or elsewhere in this Agreement.
Section 3.04    Escrows and Advances. All Custodial Funds and all other funds and collections held by or on behalf of the Seller in connection with the Mortgage Loans shall be deposited by the Seller in appropriate Custodial Accounts in accordance with all Applicable Requirements. Within five (5) Business Days following each Servicing Transfer Date, the Seller shall furnish the Purchaser with a schedule of all Custodial Funds held by the Seller as of such Servicing Transfer Date. The Seller represents and warrants, on each applicable Servicing Transfer Date, that the information contained in the Custodial Funds Schedule is true, correct and complete in all material respects. The Purchaser shall reimburse the Seller for any Advances for which the Seller is entitled to reimbursement within ten (10) Business Days following the applicable Servicing Transfer Date, provided that the Seller shall not be reimbursed for Advances on Mortgage Loans that are not eligible for reimbursement by the applicable Investor or Insurer as of the Servicing Transfer Date (assuming the related claim for reimbursement could be made as of the Servicing Transfer Date), provided further, that any Advance balances that represent credits owed to the Mortgagor shall offset any Advance reimbursement otherwise payable by the Purchaser to Seller hereunder, and provided further that reimbursement for Advances for taxes, insurance and other items for which such escrow funds are maintained shall be net against Custodial Funds in the nature of Mortgagors’ escrow funds as provided in Article V of the Interim Servicing Agreement. Notwithstanding the foregoing, the Purchaser shall not be obligated to reimburse the Seller for any Advances unless the Seller has provided to the Purchaser (i) a loan level report reflecting such Advances (including a loan level and line-by-line description of the type of Advances, i.e., tax, insurance, attorney fees, property inspection, disbursement date, etc.) and (ii) all supporting documentation and invoices with respect to such Advances reasonably necessary for the Purchaser to make an assessment whether such Advances are reimbursable in accordance with Applicable Requirements. The Seller shall forward to the Purchaser any recoveries of Advances received by it that are reimbursable to the Purchaser.
Section 3.05    Certain Adjustments and Refunds.
(a)    Purchase Price Reimbursement. With respect to any Servicing Rights, if the servicing of the related Mortgage Loans is not transferred in the records of the applicable Investor on the respective Servicing Transfer Date due to (i) a failure by the Seller to obtain the necessary

Investor approval for such transfer or (ii) any other act or failure to act on the part of Seller, then the Seller shall reimburse the Purchaser the related Purchase Price paid by the Purchaser, if any, for such Servicing Rights within three (3) Business Days following Purchaser’s request. Should the Seller fail to reimburse the Purchaser for any amounts as set forth in this Section 3.05(a), then the Purchaser may offset such amounts against the Holdback Funds as determined by the Purchaser in its sole and absolute discretion.
(b)    Early Prepayment Mortgage Loans. With respect to each Early Prepayment Mortgage Loan, the Seller shall, within thirty (30) days of receipt of demand thereof by the Purchaser, reimburse the Purchaser the applicable Purchase Price paid by the Purchaser, together with any unreimbursed Advances and additional interest payable to the applicable Investor and not paid by the applicable Mortgagor for each Early Prepayment Mortgage Loan.
(c)    Excluded Servicing Rights.
(i)    The Purchaser shall not acquire, and shall not be required to pay any amount for, any Excluded Servicing Rights. If either the Seller or the Purchaser discovers that Excluded Servicing Rights have been sold to the Purchaser, such discovering Party shall promptly notify the other Party thereof. Within two (2) Business Days of (i) either of the Seller or the Purchaser notifying the other Party that Excluded Servicing Rights have been sold to the Purchaser or (ii) either the Seller or the Purchaser receiving notice from the applicable Investor that Excluded Servicing Rights have been sold to the Purchaser, the Seller shall refund to the Purchaser the amount paid to the Seller by the Purchaser for such Excluded Servicing Rights pursuant to Section 3.03 hereof. If the Seller fails to refund to the Purchaser the amount paid to the Seller by the Purchaser for such Excluded Servicing Rights, then the Purchaser may offset such amounts against Holdback Funds as determined by the Purchaser in its sole and absolute discretion. In addition, the Seller shall pay to the Purchaser a transfer administration fee of $1,500 for each Excluded Servicing Right promptly upon notice thereof, and the Purchaser shall transfer to the Seller ownership of such Excluded Servicing Right, subject to Applicable Requirements; the Seller shall cooperate in effecting such servicing transfer and shall thereafter be responsible to the Investor for servicing the related Mortgage Loan.
(ii)    The Purchaser shall transfer to the Seller ownership of any Excluded Servicing Rights related to Compliance Loans, subject to Applicable Requirements, promptly following delivery of the Final Settlement Report and determination of the Exclusion Amount. Any Excluded Servicing Rights related to Compliance Loans that are included in the calculation of the Exclusion Amount shall not be subject to Section 3.05(c)(i) above, however, any such Excluded Servicing Rights omitted from the calculation of the Exclusion Amount shall be subject to such provision.
(d)    Adjustments. To correct errors relating to amounts calculated and paid hereunder in respect of the Purchase Price, transfer of the Custodial Funds, payment for the Advances, or payment or transfer of any other amounts due under this Agreement to either Party, either Party may, on a monthly basis, but within two hundred and seventy (270) days of the applicable Servicing Transfer Date, provide written notice to the other Party of any errors identified during the current calendar month. Within five (5) Business Days after the end of the calendar month in which receipt of information sufficient to provide notice that an error has occurred, the Party benefiting from the error shall (i) pay an amount sufficient to correct and reconcile the Purchase Price, Custodial Funds, Advances or such other amounts, and (ii) provide a reconciliation statement and such other documentation sufficient to satisfy the other Party (in such other Party’s exercise of its reasonable discretion) concerning the accuracy of such reconciliation.
(e)    Advances. If at any time Purchaser reasonably determines that any Advances reimbursed by Purchaser to the Seller were not eligible for reimbursement by the applicable Investor or Insurer as of the Servicing Transfer Date (assuming the related claim for reimbursement could be made as of the Servicing Transfer Date), the Seller shall remit such amounts directly to the Purchaser within five (5) Business Days of written notice from Purchaser.
(f)    Escrow Interest. Seller shall be responsible for the payment of the Escrow Interest. If, for any reason, Purchaser is required to submit payment of the Escrow Interest, directly or indirectly, to a Mortgagor, and has not already received such Escrow Interest from Seller, Seller shall reimburse Purchaser for all such amounts within five (5) Business Days following written notice from Purchaser.
Section 3.06    Form of Payment to be Made. Unless otherwise agreed to by the Parties, all payments to be made by a Party to another Party, or such other Party’s designee, shall be made by wiring immediately available funds in United States dollars to the accounts designated by the receiving Party in accordance with such Party’s written instructions provided by each Party or such other instructions as a Party may require after reasonable written notice hereunder.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
Section 4.01    Representations and Warranties of Seller. As an inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller represents and warrants as follows (it being understood that, unless otherwise expressly provided herein, each such representation and warranty is made to the Purchaser as of the Effective Date, the Sale Date, the Settlement Date and the applicable Servicing Transfer Date, and all of the representations, warranties and covenants of the Seller contained herein shall survive the Sale Date, the Settlement Date, the applicable Servicing Transfer Date and the termination of this Agreement):
(a)    Due Organization and Good Standing. The Seller is a chartered commercial bank duly organized, validly existing, and in good standing under the laws of the State of Washington. The Seller has, and at all relevant times has had, in full force and effect (without notice of possible suspension, revocation or impairment) all required qualifications, permits, approvals, licenses, and registrations to conduct all activities in all states in which its activities with respect to the Mortgage Loans or the Servicing Rights require it to be qualified or licensed, except where the failure of the Seller to possess such qualifications, licenses, permits, approvals and registrations would not have a material adverse effect on its ability to enforce any Mortgage Loan or to realize the full benefits of any Servicing Rights. The Seller is an approved seller and servicer for Fannie Mae and Freddie

Mac, and is a mortgagee approved by the Secretary of HUD pursuant to Section 203 of the National Housing Act. No event has occurred, including but not limited to a change in insurance coverage, that would make the Seller unable to comply with the eligibility requirements set forth in the Applicable Requirements. The Seller has complied with, and is not in default under, any law, ordinance, requirement, regulation, rule, or order applicable to its business or properties, the violation of which might materially and adversely affect the operations or financial condition of the Seller or its ability to perform its obligations hereunder.
(b)    Authority and Capacity. The Seller has all requisite corporate power, authority and capacity to carry on its business as it is now being conducted, to execute and deliver this Agreement and the Interim Servicing Agreement and to perform all of its obligations hereunder and thereunder.
(c)    Effective Agreement. The execution, delivery and performance of this Agreement and the Interim Servicing Agreement by the Seller and consummation of the transactions contemplated hereby have been or will be duly and validly authorized by all necessary corporate or other action; each of this Agreement and the Interim Servicing Agreement has been duly and validly executed and delivered by the Seller; and each of this Agreement and the Interim Servicing Agreement is valid and legally binding agreement of the Seller and enforceable against the Seller in accordance with its terms, subject to bankruptcy, insolvency, receivership and similar laws affecting generally the enforcement of creditor’s rights and to general principles of equity.
(d)    No Conflict. Neither the execution and delivery of this Agreement and the Interim Servicing Agreement nor the consummation of the transactions contemplated hereby and thereby, nor compliance with their terms and conditions, shall (i) violate, conflict with, result in the breach of, constitute a default under, be prohibited by, or require any additional approval (except as shall have been obtained or made as of the Sale Date, or as of the Servicing Transfer Date as permitted pursuant to Section 4.01(e)) under any of the terms, conditions or provisions of (A) the articles of incorporation, bylaws, or other organizational documents (as applicable) of the Seller or (B) of any mortgage, indenture, deed of trust, loan or credit agreement or other agreement or instrument to which the Seller is now a party or by which the Seller is bound, or any law, ordinance, rule or regulation of any governmental authority applicable to the Seller, or any order, judgment or decree of any court or governmental authority applicable to the Seller; or (ii) result in the creation or imposition of any lien, charge or encumbrance of any nature upon, the Servicing Rights or any of the Mortgage Loans.
(e)    Consents and Waivers. There is no requirement applicable to the Seller to make any filing with, or to obtain any permit, authorization, consent, approval or waiver of, any Person as a condition to the lawful performance by the Seller of its obligations hereunder, other than the consents of the Investors, and such approvals, consents or waivers set forth on Schedule 4.01(e) attached hereto, necessary to transfer the Servicing Rights (the “Required Consents”). All consents of the Investors and Required Consents have been obtained or will be obtained prior to the applicable Servicing Transfer Date.
(f)    Ability to Transfer. The transfer, assignment and conveyance of the Servicing Rights by the Seller pursuant to this Agreement does not require a governmental filing or approval pursuant to the Hart-Scott-Rodino Antitrust Improvements Act or the bulk transfer or any similar statutory provisions in effect in any jurisdiction, the laws of which apply to such transfer, assignment and conveyance. The Seller has the right and ability to transfer all servicing information and all documentation, tapes, reports and other information required to be provided to the Purchaser or its designee, in accordance with the terms of this Agreement and all such transfers shall be in compliance with Applicable Requirements.
(g)    Insurance. Error and omissions and fidelity insurance coverage, in amounts as required by Applicable Requirements, is in effect with respect to the Seller and will be maintained until the transactions contemplated by this Agreement and the Interim Servicing Agreement have been consummated in accordance with terms hereof.
(h)    Litigation. There is no litigation, claim, demand, proceeding or governmental investigation existing, pending or threatened, or any order, injunction or decree outstanding, against or relating to the Seller that could materially adversely affect the Servicing Rights being purchased by the Purchaser hereunder or the Mortgage Loans, taken as a whole, the performance by the Seller of its obligations under the Servicing Agreements or the performance by the Seller of its obligations under this Agreement.
(i)    Quality Control Program. The Seller maintains an internal quality control program designed to verify, on a regular basis, the existence and accuracy of the legal documents, credit documents and property appraisals relating to the Mortgage Loans that complies in all respects with Applicable Requirements. The program is designed to evaluate and monitor the overall quality of the loan origination and servicing activities of the Seller, the compliance of the Mortgage Loans with Applicable Requirements, and, as applicable, Originators and Prior Servicers. The program also is designed to detect and prevent dishonest, fraudulent or negligent acts, errors and omissions by officers, employees or other unauthorized persons.
(j)    MERS Membership. The Seller is an approved member in good standing with MERS.
(k)    Facts and Omissions. No information provided in any Exhibit or Schedule to this Agreement or the Interim Servicing Agreement, or in any data tape provided by the Seller to the Purchaser hereunder contains or will contain any material misstatement of fact or will omit to state a material fact necessary in order to make the statements in light of the circumstances in which they are made not misleading.
Section 4.02    Representations and Warranties of Seller Regarding Mortgage Loans and Servicing Rights. As an inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller represents and warrants as follows (it being understood that, unless otherwise expressly provided herein, each such representation and warranty is made to the Purchaser as of the Sale Date, and all of the representations, warranties and covenants of the Seller contained herein shall survive the Sale Date, the Settlement Date, the applicable Servicing Transfer Date and the termination of this Agreement):

(a)    General Compliance. Each Mortgage Loan and Servicing Right conforms to Applicable Requirements, and each Mortgage Loan was eligible for sale to, insurance by, or pooling to back securities issued or guaranteed by, or participation certificates issued by, the applicable Agency, Investor, Insurer or other Person upon such sale, issuance of insurance or pooling, if any. Each Mortgage Loan has been originated, underwritten, serviced, pooled, and sold in compliance with all Applicable Requirements. All collection efforts by or on behalf of the Seller have been performed timely, prudently and in compliance with all Applicable Requirements. The Seller is not in default with respect to the Seller’s obligations under Applicable Requirements. The Servicing Agreements do not contain any provisions that reasonably would be expected to impose upon the Purchaser or the Purchaser’s Subservicer any obligations in addition to those typically imposed upon servicers of standard Investor servicing rights. The Seller is not, nor is the Seller reasonably likely to be, in default under any agreement, contract or arrangement with any Person related to the Mortgage Loans and/or Servicing Rights, which default could reasonably be expected to result in a Loss to the Purchaser following the Sale Date.
(b)    Enforceability of Mortgage Loan. Each Mortgage Loan is evidenced by a Mortgage Note and is duly secured by a Mortgage Instrument, in each case, on such forms and with such terms as comply with all Applicable Requirements. Each Mortgage Note and the related Mortgage Instrument is genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting generally the enforcement of creditors’ rights and to general principles of equity. All parties to the Mortgage Note and the Mortgage Instrument had legal capacity to execute the Mortgage Note and the Mortgage Instrument and each Mortgage Note and Mortgage Instrument has been duly and properly executed by such parties. The Mortgage Loan is not subject to any rights of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage Instrument, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage Instrument unenforceable by the Seller or the Purchaser, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim, or defense has been asserted with respect thereto.
(c)    Disbursement; Future Advances. The full original principal amount of each Mortgage Loan (net of any discounts) has been fully advanced or disbursed to the Mortgagor named therein, there is no requirement for future advances and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been satisfied. All costs, fees and expenses incurred in making, closing or recording the Mortgage Loan were paid. Any future advances that were made in connection with a Mortgage Loan have been consolidated with the outstanding principal amount secured by the Mortgage Instrument, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage Instrument securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy meeting the standards set forth in Section 4.02(e) hereof. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan.
(d)    Priority of Lien. Each Mortgage Instrument has been duly acknowledged and recorded or sent for recordation and is a valid and subsisting first lien, and the Mortgaged Property is free and clear of all encumbrances and liens having priority over the lien of the Mortgage Instruments, except for (i) liens for real estate taxes and special assessments not yet due and payable, (ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording, acceptable to mortgage lending institutions generally and (iii) other matters to which like properties are commonly subject which do not interfere with the benefits of the security intended to be provided by the Mortgage Instrument or the use, enjoyment, value or marketability of the related Mortgaged Property. There are no delinquent tax or assessment liens against any Mortgaged Property. All tax identifications and property descriptions in the Mortgage Instrument are legally sufficient.
(e)    Title Insurance. Except for any Mortgage Loan secured by a Mortgaged Property as to which an opinion of counsel of the type customarily rendered in such state in lieu of title insurance has been received, a valid and enforceable title policy, or a commitment to issue such a policy (with respect to which a title policy will be received to replace such commitment), has been issued and is in full force and effect for such Mortgage Loan in the amount not less than the original principal amount of such Mortgage Loan, which title policy insures that the related Mortgage Instrument is a valid first lien on the Mortgage Property therein described and that the Mortgaged Property is free and clear of all liens having priority over the lien of the Mortgage Instrument (except for such exceptions specified in Section 4.02(d) hereof). All provisions of such insurance policy have been and are being complied with, such policy is in full force and effect and all premiums due thereunder have been paid. As to each such policy, the Seller and any Originator and Prior Servicer have complied with all applicable provisions and all applicable statutes and regulations, there has been no act or omission which would or may invalidate any such policy, there has been no event or condition which may result in the revocation, cancellation or expiration of such policy, and the insurance is and will remain in full force and effect with respect to the related Mortgage Loan, immediately following the Sale Date and the Servicing Transfer Date. There are no defenses, counterclaims, or rights of set-off against the Seller or any other Person affecting the validity or enforceability of any such policy.
(f)    No Default/No Waiver. Other than with respect to borrower payments that have not yet caused a Mortgage Loan to become a Delinquent Loan, there is no default, breach, violation or event of acceleration existing under any Mortgage Loan, and no event has occurred that, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration. Except in connection with Consolidation, Extension and Modification Agreements permitted under New York law, neither the Seller nor any Originator or Prior Servicer has, except in accordance with Applicable Requirements, (i) agreed to any material modification, extension or forbearance in connection with a Mortgage Note or Mortgage Instrument, (ii) released, satisfied or canceled any Mortgage Note or Mortgage Instrument in whole or in part, (iii) subordinated any Mortgage Instrument in whole or in part, or (iv) released any Mortgaged Property in whole or in part from the lien of any Mortgage Instrument.
(g)    Application of Funds. All payments received by or on behalf of the Seller with respect to any Mortgage Loan have been remitted and properly accounted for in compliance with and as required by Applicable Requirements.

(h)    Mortgage Insurance. Each Mortgage Loan, if required by the applicable Investor, is, or prior to the Sale Date will be, insured as to payment defaults by a policy of primary mortgage guaranty insurance and/or pool insurance in the amount required, and by an Insurer approved, by such Investor, and all provisions of such primary mortgage guaranty insurance policy and/or pool insurance policy have been and are being complied with, such policy is in full force and effect and all premiums due thereunder have been paid (and, with respect to lender paid mortgage insurance, no premiums are required to be paid following the Servicing Transfer Date), and each such Mortgage Loan is identified as such on the Mortgage Loan Schedule. As to each mortgage insurance, pool insurance or guaranty certificate, the Seller and any Originator and Prior Servicer have complied with applicable provisions of the insurance or guaranty contract and Federal statutes and regulations, all premiums or other charges due in connection with such insurance or guaranty have been paid, there has been no act or omission which would or may invalidate any such insurance or guaranty with respect to the Seller, there has been no event or condition which may result in the revocation, cancellation or expiration of such coverage, and the insurance or guaranty is or, when issued, will be, and will remain in full force and effect with respect to each Mortgage Loan immediately following the Sale Date and the Servicing Transfer Date. There are no defenses, counterclaims, or rights of set-off against the Seller affecting the validity or enforceability of any mortgage insurance, pool insurance or guaranty with respect to a Mortgage Loan. All appropriate disclosures related to such mortgage insurance, pool insurance or guaranty were accurately prepared and have been timely provided to each Mortgagor in compliance with Applicable Requirements.
(i)    Compliance with Laws. The Seller and each Originator and Prior Servicer have complied with Applicable Requirements with respect to the applicable Mortgage Loan. All parties that have had any interest in the applicable Mortgage Loan, including any Originator or Prior Servicer, was qualified to do business, and had all requisite licenses, permits and approvals, in the jurisdictions in which the applicable Mortgaged Properties are located, except where the failure to possess such qualifications, licenses, permits and approvals would not materially and adversely affect the enforceability of the Mortgage Loan Documents by the Purchaser or the Purchaser’s Subservicer and would not result in any claim, demand, litigation, or Loss.
(j)    Filing of Reports. The Seller has filed or will file in a timely manner all reports required by any State Agencies, Investors, Insurers and other Applicable Requirements with respect to the Mortgage Loans and the Servicing Rights related to the period of time prior to the Servicing Transfer Date. The Seller has filed (or caused to be filed), or hereafter shall file (or cause to be filed), all IRS Forms, including but not limited to Forms 1041 K1, 1041, 1099 INT, 1099 MISC, 1099A and 1098, as appropriate, which are required to be filed with respect to the Servicing Rights for activity that occurred on or before the Servicing Transfer Date.
(k)    Custodial Accounts. All Custodial Accounts required to be maintained by the Seller have been established and continuously maintained in compliance with Applicable Requirements. Custodial Funds received by or on behalf of the Seller have been credited to the appropriate Custodial Account in a timely manner and in compliance with Applicable Requirements, and have been retained in and disbursed from the Custodial Accounts in compliance with Applicable Requirements. With regard to Mortgage Loans that provide for Mortgage Escrow Payments, the Seller and each Originator and Prior Servicer have (i) computed the amount of such payments in compliance with Applicable Requirements, (ii) paid on a timely basis all charges and other items to be paid out of the Mortgage Escrow Payments in compliance with Applicable Requirements, and when required by the applicable Servicing Agreement has advanced its own funds to pay such charges and items, and (iii) timely delivered to the related Mortgagors the statements and notices required by Applicable Requirements in connection with Custodial Accounts, including without limitation statements of taxes and other items paid out of the Mortgage Escrow Payments and notices of adjustments to the amount of the Mortgage Escrow Payments. With respect to Mortgage Escrow Payments, there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made in compliance with Applicable Requirements, and no Mortgage Escrow Payments or other charges or prepayments due from a Mortgagor have been capitalized under any Mortgage Instrument or the related Mortgage Note, other than as addressed by loan modifications to Mortgage Loans as permitted by Applicable Requirements.
(l)    Advances. Subject to Investor rights under applicable Investor guidelines, the Advances are valid and subsisting accounts owing to the Seller, are carried on the books of the Seller at values determined in accordance with generally accepted accounting principles and are not subject to any set-off or claim that could be asserted against the Seller.
(m)    Investor Remittances and Reporting. The Seller and each Originator and Prior Servicer (i) have timely remitted or otherwise made available to each Investor (A) all principal and interest payments received to which the Investor is entitled under the applicable Servicing Agreements, including without limitation any guaranty fees, and (B) all advances of principal and interest payments required by such Servicing Agreements, and (ii) have properly prepared and timely submitted to each Investor all reports in connection with such payments required by Applicable Requirements.
(n)    Taxes and Charges. All taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments and ground rents relating to the Mortgage Loans have been timely paid by the Seller or a Prior Servicer in compliance with Applicable Requirements to the extent such items are required to have been paid pursuant to Applicable Requirements. There are no delinquent taxes, delinquent assessments or other liens against any Mortgaged Property.
(o)    Hazard and Related Insurance. All improvements upon the Mortgaged Property are insured against loss by fire, hazard (and, where required pursuant to Applicable Requirements, flood) and/or extended coverage insurance policies, in the required coverage amount, by an Insurer and otherwise in compliance with and in the manner as may be required by Applicable Requirements. All such insurance policies are in full force and effect, all premiums with respect to such policies have been paid, and all provisions of such insurance policies have been and are being complied with. There has been no act or omission of the Seller or any Prior Servicer that would or may invalidate any such insurance, there has been no event or condition which may result in the revocation, cancellation or expiration of such coverage, and the insurance is or, when issued, will be, and will remain in full force and effect with respect to each Mortgage Loan. There are no defenses, counterclaims, or rights of set-off against the Seller affecting the validity or enforceability of any such insurance.

(p)    Damage, Condemnation, and Related Matters. There exists no physical damage to any Mortgaged Property from fire, flood, windstorm, earthquake, tornado, hurricane or any other similar casualty, which physical damage is not adequately insured against or would materially and adversely affect the value or marketability of any Mortgage Loan, the Servicing Rights, the Mortgaged Property or the eligibility of the Mortgage Loan for insurance benefits by any Insurer. There is no proceeding pending for the total or partial condemnation of, or eminent domain with respect to, the Mortgaged Property. All of the improvements that were included for the purpose of determining the appraised value of the Mortgaged Property for a Mortgage Loan lie wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. With respect to any Mortgaged Property, to the Seller’s knowledge, the related Mortgagor is not in and has not been in violation of, no prior owner of such property was in violation of, and the property does not violate any standards under, all applicable statutes, ordinances, rules, regulations, orders or decisions relating to pollution, protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata and natural resources), including, without limitation, all applicable statutes, ordinances, rules, regulations, orders or decisions relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls and lead and lead-containing materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of such items.
(q)    Mortgage File. Except for outstanding Trailing Loan Documents, each Mortgage File contains each of the applicable documents and instruments specified in Exhibit 1.01(b) attached hereto and includes all documents necessary to demonstrate compliance with Applicable Requirements. All Mortgage Files are complete, properly maintained, and accurately reflect the subject matter thereof, and the documents therein have not been falsified, and are in the forms required by Applicable Requirements.
(r)    Good Title. The Seller is the sole owner and holder of all right, title and interest in and to the Servicing Rights and all documents related thereto. The sale, transfer and assignment by the Seller to the Purchaser of the Servicing Rights and the related documents, and the instruments required to be executed by the Seller and delivered to the Purchaser pursuant to Applicable Requirements, are valid and enforceable in accordance with their terms and will effectively vest in the Purchaser good and marketable title to the Servicing Rights and the related documents, free and clear of any and all liens, claims, or encumbrances. The Seller has the sole and full right and authority to sell and assign the Servicing Rights and the related documents to the Purchaser pursuant to this Agreement. The Seller is not obligated, contractually or otherwise, to sell or offer to sell any of the Servicing Rights and the related documents to any Person other than the Purchaser.
(s)    Fraud. No intentional error, intentional misrepresentation or fraudulent action or omission has occurred on the part of any Person (including without limitation any Mortgagor, appraiser, builder or developer, settlement agent, realtor, broker or correspondent) in connection with the origination and/or servicing of any Mortgage Loan or the application of any insurance proceeds with respect to a Mortgage Loan or the Mortgaged Property.

(t)    Representations and Warranties to Investors. All representations and warranties made by the Seller to the applicable Investors regarding the Mortgage Loans and Servicing Rights in any Servicing Agreement or otherwise are incorporated herein by reference as of the dates originally made, and inure to the benefit of the Purchaser.
(u)    Accuracy of Data. The characteristics of the Mortgage Loans, Servicing Rights, Custodial Accounts and Advances (including, without limitation, delinquency rates, escrow balances, average weighted servicing spread, interest rates, outstanding principal balances and loan modifications) disclosed by Seller in writing are accurate, taking into account the following occurring since the date of such information: (i) ordinary payoff and liquidations of such Mortgage Loans, and (ii) removal of Mortgage Loans based on selection criteria applied by Purchaser, or as mutually agreed by the Parties. The information included in each report required to be delivered by the Seller to the Purchaser pursuant to this Agreement is true and correct. All data and other information provided by or on behalf of the Seller (including, without limitation, that obtained during any due diligence investigation) are generally accurate in all material respects.
(v)    No Recourse. None of the Servicing Agreements nor any other agreement with an Investor applicable to any of the Mortgage Loans provides for recourse to the Servicer for losses incurred in connection with (or any obligation to repurchase or reimburse, indemnify or hold harmless any Person based upon) the default or foreclosure of, or acceptance of a deed in lieu of foreclosure or other transfer or sale of the Mortgaged Property in connection with, a Mortgage Loan, except insofar as such recourse is based upon a failure of the Seller, an Originator, a Prior Servicer or a Servicer to comply with Applicable Requirements.
(w)    ARM Loans. With respect to each adjustable rate Mortgage Loan, the Seller has, and each Prior Servicer has, properly and accurately and in compliance with all Applicable Requirements (i) entered into its system all data required to service the Mortgage Loan, (ii) adjusted the mortgage interest rate on each interest adjustment date, (iii) adjusted the monthly payment on each payment adjustment date, (iv) calculated the amortization of principal and interest on each payment adjustment date, and (v) executed and delivered any and all notices regarding interest rate and payment adjustments.
(x)    Tax Service Contracts and Flood Certifications. All of the Mortgage Loans have, and at all relevant times have had, a valid, fully-paid, fully transferrable, life-of-loan tax service contract and flood certification contract. Each Mortgage Loan has had a flood zone determination conducted in compliance with Applicable Requirements and such determination is contained in the appropriate Mortgage File.
(y)    No Buydown Provisions; No Graduated Payments or Contingent Interests. No Mortgage Loan contains provisions pursuant to which monthly payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a “buydown” provision. No Mortgage Loan is a graduated payment mortgage loan and no Mortgage Loan contains a shared appreciation or other contingent interest feature.

(z)    No Adverse Servicing. Seller and each Prior Servicer have serviced the Mortgage Loans in accordance with the standards, policies and practices of prudent mortgage lending institutions that service mortgage loans of the same type as the Mortgage Loan for their own account in the jurisdiction where the related Mortgaged Property is located; provided, however, that in no event less than the standards used by the Seller in servicing similar mortgage loans owned by the investors in such mortgage loans other than the Purchaser.
(aa)    Credit Information; Credit Reporting. Complete and accurate information (i.e., favorable and unfavorable) on each Mortgagor has been fully furnished to credit reporting agencies for the applicable Mortgage Loan in accordance with the Fair Credit Reporting Act and its implementing regulations.
(bb)    Assignments of Mortgage. Each Mortgage Loan has been duly and properly assigned to MERS, or to the current Investor or as otherwise permitted by Applicable Requirements, and the Legal Documents contain intervening Assignments of Mortgage Instruments evidencing a complete chain of assignment from the Originator to the applicable Persons, if required, all in compliance with Applicable Requirements, or will be so assigned as contemplated by Section 5.01(d) hereof.
(cc)    Residential Properties. Each Mortgaged Property securing a Mortgage Loan consists of a 1-4 family residential dwelling satisfying the requirements of the applicable Investor.
(dd)    No High Cost Loans. No Mortgage Loan is a High Cost Loan regardless of whether the Originator or the Seller is exempted from applicable state or local law by virtue of federal preemption. The Seller has implemented and conducted compliance procedures to determine whether any Mortgage Loan is a High Cost Loan under Applicable Requirements. Each Mortgage Loan is in compliance with the anti-predatory lending eligibility for purchase requirements of the Investor.
(ee)    Eligible Loans. Each Mortgage Loan is a Fannie Mae Mortgage Loan or a Freddie Mac Mortgage Loan that was (i) originated directly by the Seller or (ii) purchased by the Seller, or as to which the related Servicing Rights were purchased by Seller. No Mortgage Loan is an Excluded Loan.
(ff)    Lending Program. No Mortgage Loan was originated pursuant to a federal, state or local “affordable housing,” “community lending” or other similar mortgage loan program.
(gg)    MERS Mortgage Loans. Each Mortgage Loan is an MERS Mortgage Loan.
(hh)    eNotes. No Mortgage Loan is documented with an eNote.
Section 4.03    Representations and Warranties of Purchaser. As an inducement to the Seller to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser represents and warrants as follows (it being understood that, unless otherwise expressly provided herein, each such representation and warranty is made to the Seller as of the Effective Date, the Sale Date, the Settlement Date and the applicable Servicing Transfer Date, and all of the representations, warranties and covenants of the Purchaser contained herein shall survive the Sale Date, the Settlement Date, the applicable Servicing Transfer Date and the termination of this Agreement):
(a)    Due Incorporation and Good Standing. The Purchaser is a corporation, duly organized, validly existing, and in good standing under the laws of Arizona. The Purchaser has, in full force and effect (without notice of possible suspension, revocation or impairment) all required qualifications, permits, approvals, licenses, and registrations to conduct all activities in all states in which its activities with respect to the Mortgage Loans or the Servicing Rights will require it to be qualified or licensed, except where the failure of the Purchaser to possess such qualifications, licenses, permits, approvals and registrations would not have a material adverse effect on the Purchaser. The Purchaser is an approved seller and servicer for Fannie Mae and Freddie Mac. The Purchaser has complied with, and is not in default under, any law, ordinance, requirement, regulation, rule, or order applicable to its business or properties, the violation of which might materially and adversely affect the Purchaser’s ability to perform its obligations hereunder.
(b)    Authority and Capacity. The Purchaser has all requisite corporate power, authority and capacity to execute and deliver this Agreement and the Interim Servicing Agreement, and to perform all of its obligations hereunder and thereunder.
(c)    Effective Agreement. The execution, delivery and performance of this Agreement and the Interim Servicing Agreement by the Purchaser and consummation of the transactions contemplated hereby have been or will be duly and validly authorized by all necessary corporate, shareholder or other action by the Purchaser; each of this Agreement and the Interim Servicing Agreement has been duly and validly executed and delivered by the Purchaser; and each of this Agreement and the Interim Servicing Agreement are valid and legally binding agreements of the Purchaser and enforceable against the Purchaser in accordance with their respective terms, subject to bankruptcy, insolvency and similar laws affecting generally the enforcement of creditor’s rights and to general principles of equity.
(d)    No Conflict. Neither the execution and delivery of this Agreement nor the Interim Servicing Agreement, nor the consummation of the transactions contemplated hereby or thereby, nor compliance with their respective terms and conditions, shall (i) violate, conflict with, result in the breach of, or constitute a default under, be prohibited by, or require any additional approval under any of the terms, conditions or provisions of the Purchaser’s articles of incorporation or by-laws, or of any material mortgage, indenture, deed of trust, loan or credit agreement or instrument to which the Purchaser is now a party or by which it is bound, or any law, ordinance, rule or regulation of any governmental authority applicable to the Purchaser, or of any order, judgment or decree of any court or governmental authority applicable to the Purchaser, or (ii) result in the creation or imposition of any lien, charge or encumbrance of any material nature upon any of the properties or assets of the Purchaser.
(e)    Consents, Approvals and Compliance. There is no requirement applicable to the Purchaser to make any filing with, or to obtain any permit, authorization, consent or approval of, any Person as a condition to the lawful performance by the Purchaser of its obligations hereunder. The Purchaser is approved by and in good standing with each Agency, Investor or Insurer, as necessary, in order to purchase and assume responsibility for the Servicing Rights. The Purchaser has complied with, and is not in default under, any law, ordinance, requirement, regulation, rule, or order applicable to its business or properties, the violation of which might materially and adversely affect the operations or financial condition of the Purchaser or its ability to perform its obligations hereunder.
(f)    Litigation. There is no litigation, claim, demand, proceeding or governmental investigation existing, pending or threatened, or any order, injunction or decree outstanding, against or relating to the Purchaser that could materially and adversely affect or delay the performance by the Purchaser of its obligations under this Agreement.
(g)    MERS Membership. The Purchaser is an approved member in good standing with MERS.
Section 4.04    Knowledge-Qualified Representations and Warranties. With respect to representations and warranties that are made to the a Party’s knowledge, if it is discovered that the underlying fact stated in such representation or warranty with the Party’s knowledge qualifier omitted is inaccurate, the other Party shall be entitled to all remedies under this Agreement to which the other Party would be entitled for breach of such representation or warranty, including without limitation, the rights to indemnification and repurchase set forth in Sections 8.01, 8.02, 8.03 and 8.07 hereof, as if the knowledge qualifier were omitted, notwithstanding the other Party’s lack of actual knowledge with respect to the inaccuracy of the underlying fact stated in such representation or warranty.
Section 4.05    Purpose of Representations and Warranties.
Each of the Parties acknowledges that the other Party is providing the representations and warranties in this Article IV solely for the purposes of establishing a basis on which claims for indemnification or repurchase may be brought under this Agreement as specified in Article VIII, and for purposes of defining certain conditions to its obligation to consummate the transactions hereunder as contemplated in Article VI and VII, irrespective of whether the other Party knows or should know of such breach and without disclosure of any such knowledge. Each of the Parties acknowledge that the other Party is not making any representations, warranties, covenants or commitments of any kind whatsoever, oral or written, express or implied, whether at law or in equity, other than those set forth in this Agreement.
ARTICLE V

COVENANTS
Section 5.01    Document Custodian; Assignments and Related Matters.

(a)    Document Custodian; Imaged Document Vendor; Trailing Loan Documents Vendor. With respect to each Mortgage Loan, subject to Investor requirements, the Purchaser controls the choice of the Document Custodian, Imaged Document Vendor and Trailing Loan Documents Vendor on and subsequent to the applicable Servicing Transfer Date. Except as otherwise set forth herein, the Seller shall be responsible for all fees and costs charged by its document custodian(s) (which may be the same as Document Custodian) with respect to a Mortgage Loan prior to the applicable Servicing Transfer Date and the Purchaser shall be responsible for all fees and costs charged by the Document Custodian, Imaged Document Vendor and Trailing Loan Documents Vendor with respect to a Mortgage Loan for services rendered on and subsequent to the applicable Servicing Transfer Date.
(b)    Transfer of Custody of Legal Documents. Effective as of three (3) Business Days after the applicable Servicing Transfer Date, at the Seller’s expense, the Seller shall (or shall cause its Document Custodian to) transfer the custody of the related Legal Documents and Trailing Loan Documents to the Purchaser’s Document Custodian. Each Mortgage File shall clearly indicate the Seller’s loan numbers.
(c)    Transfer of Imaged Mortgage File Documents. On or before the applicable Servicing Transfer Date, at the Seller’s expense, the Seller shall transfer (by way of a medium to be agreed upon by the Parties) Imaged Mortgage File Documents in respect of each applicable Mortgage Loan to the Imaged Document Vendor (or Purchaser’s designee). The Imaged Mortgage File Documents shall meet the criteria set forth on Exhibit 5.01(c) attached hereto. The Purchaser shall be responsible for all fees and costs charged by the Imaged Document Vendor.
(d)    Assignments and Related Matters. The Seller shall, at its expense and in compliance with all Applicable Requirements, (i) prepare and record or cause to be prepared and recorded, as required by the applicable Investor, all prior intervening Assignments of Mortgage Instruments; (ii) prepare or cause to be prepared all Assignments of Mortgage Instruments to the applicable Investor or as otherwise required by the applicable Investor; and (iii) endorse or cause to be endorsed the Mortgage Notes in blank without recourse or as otherwise required by the applicable Investor. The Seller shall deliver to the Document Custodian all original recorded Assignments of Mortgage Instruments (or a recorded copy if the county register does not return an original) promptly upon receipt of the same from the applicable recording office or otherwise.
The Seller shall, at the Seller’s expense, take such actions as are necessary to cause the Purchaser to be clearly identified as the servicer of each Mortgage Loan on the records of MERS for purposes of the system of recording transfers of servicing of mortgage loans maintained by MERS and make such other changes to the applicable MERS registration information as is required under Applicable Requirements. The Purchaser shall accept any such transfer of servicer or beneficial interest initiated by the Seller within MERS.
(e)    Delivery of Trailing Loan Documents. Within one hundred eighty (180) days following the date a Missing Document was identified on the Exceptions List following review of the applicable Mortgage File by the Document Custodian (or such earlier time as may be required pursuant to Applicable Requirements), the Seller shall deliver to the Trailing Loan Documents

Vendor, complete and correct versions of each of the Trailing Loan Documents required to be included in the Mortgage File related to the Servicing Rights.
(f)    Tax Service Contracts and Flood Certifications. The Seller shall be responsible for any and all costs, expenses and fees (including any and all transfer fees and charges, and incremental costs, expenses and fees charged by CoreLogic Tax Services, LLC or CoreLogic Flood Services, LLC (as applicable)) incurred in connection with (i) the transfer of existing tax service and flood certification contracts with CoreLogic Tax Services, LLC or CoreLogic Flood Services, LLC (as applicable), and (ii) obtaining new tax service or flood certification contracts with CoreLogic Tax Services, LLC in the event (1) there is no such tax service or flood certification contract in place, (2) a tax service or flood certification contract is not with CoreLogic Tax Services, LLC or CoreLogic Flood Services, LLC (as applicable), (3) the existing contract cannot be transferred, (4) Purchaser has otherwise identified a material error in the information associated with such tax service or flood certification contract, or another material deficiency that prevents it from obtaining the benefit thereof.
(g)    Interim Reporting. The Seller shall provide the Purchaser with data updates, including month-end trial balances and other applicable servicing reports as reasonably requested by the Purchaser, no later than the 5th Business Day of each month, commencing with the June 2018 month-end data. Seller’s obligations to provide such data updates will end upon expiration of the Interim Period.
Section 5.02    Undertakings by Seller.
(a)    Custodial Fund Interest and Reporting. The Seller shall reimburse the Purchaser for any interest on Custodial Funds accrued through the applicable Servicing Transfer Date to the extent interest with respect to Custodial Funds is required to be paid under Applicable Requirements for the benefit of Mortgagors under the Mortgage Loans.
(b)    IRS Reporting. The Seller shall, at its sole cost and expense, prepare and file with the Internal Revenue Service all reports, forms, notices and filings required by the Internal Revenue Code and rules, regulations and interpretations thereunder in connection with the Servicing Rights and Mortgage Loans with respect to events that occurred prior to the applicable Servicing Transfer Date thereof, including without limitation, the reporting of all interest paid by the Seller for the account of Mortgagors under the Mortgage Loans, all in compliance with Applicable Requirements. The Purchaser shall not have any responsibility for providing such information for the period of time prior to the applicable Servicing Transfer Date.
(c)    Other Notices. Prior to the applicable Servicing Transfer Date, at the Seller’s expense, the Seller or its subservicer shall notify all insurance companies and/or agents that the servicing of the applicable Mortgage Loans are being transferred and instruct such entities to deliver all payments, notices, and insurance statements to the Purchaser’s Subservicer on and after the applicable Servicing Transfer Date. All such notices sent to hazard, flood, earthquake, private mortgage guarantee and other insurers shall comply with the requirements of the applicable master policies and shall instruct such insurers to change the mortgagee clause to as per the Transfer Instructions or as otherwise required under Applicable Requirements. The Seller shall provide the

Purchaser with copies of the forms of all such notices sent pursuant to this paragraph upon the Purchaser’s request.
Section 5.03    Non-Solicitation. The Seller shall not, nor shall it cause its affiliates, officers, directors, managers, employees, brokers, correspondent lenders, agents and independent contractors working on the Seller’s behalf to, directly or indirectly, during the remaining term of any of the Mortgage Loans, by telephone, by mail, by internet, by facsimile, by personal solicitation, by electronic media or otherwise take any action to solicit any of the Mortgagors for the purpose of refinancing the Mortgage Loans. Nothing in this Section 5.03 shall prohibit the Seller or the Seller’s affiliates from (a) taking applications from those Mortgagors who initiate refinance action on their own, (b) engaging in a mass advertising program to the general public at large such as mass mailings based on commercially acquired, non-targeted mailing lists, or general, non-targeted newspaper, magazine, billboard, radio, television or Internet advertisements, (c) engaging in activities required by Applicable Requirements or any Agency, or (d) as otherwise agreed in writing by the Parties.
Section 5.04    Payment of Costs. Except as otherwise provided herein (a) the Seller shall be responsible for all fees, costs, expenses and other amounts payable to or with respect to (i) the transfer of the Servicing Rights, (ii) the delivery of the complete and accurate Mortgage Files and related documents and tapes and the expenses of curing any defects in any Mortgage Loan Documents or other documents in a Mortgage File as delivered by the Seller, (iii) the transfer of the Custodial Funds to Purchaser’s Custodial Account(s), (iv) pool insurance premiums arising before the Servicing Transfer Date, (v) preparing and recording individual Assignments of Mortgage Instruments to the Investor (if required by applicable Investor guidelines), the Purchaser, or MERS, with copies of Mortgages Instruments and endorsement of Mortgage Notes, as required, to the Purchaser, in each case to the extent required by Applicable Requirements in connection with the transfer of the Servicing Rights, (vi) processing transfers of subservicing to the Purchaser’s Subservicer with MERS, (vii) its advisors, consultants, accountants and attorneys, and (viii) the Seller’s performance of its obligations under this Agreement; and (b) the Purchaser shall be responsible for the (i) fees, costs, expenses and other amounts payable to or with respect to its advisors, consultants, accountants, attorneys, (ii) its Imaged Document Vendor and Trailing Loan Documents Vendor, (iii) its Document Custodian (except as otherwise provided herein), (iv) the Purchaser’s performance of its obligations under this Agreement, and (v) the transfer of subservicing to the Purchaser’s Subservicer (including, but not limited to transfer processing and boarding fees, but excluding fees and charges with respect to new tax service contracts and flood contracts as provided in Section 5.01(f)).
Section 5.05    Property Taxes and Charges. All taxes, governmental assessments, insurance premiums, water, sewer, municipal charges, leasehold payments or ground rents, and common charges of condominiums or planned unit developments relating to the Mortgage Loans, which have become or will become due within thirty (30) days after the applicable Servicing Transfer Date, have been or will be paid by the Seller prior to the applicable Servicing Transfer Date (provided that the Seller, or its tax service provider has received such notice prior to the Servicing Transfer Date) to the extent of Mortgage Escrow Payments made by the applicable Mortgagor with respect thereto or Advances as required by Applicable Requirements. The Seller shall pay the Purchaser any penalty charges or the amount of any discounts lost as a result of a failure to pay tax bills which are due and payable in accordance with this Section 5.05 to the extent of Mortgage Escrow Payments made by the applicable Mortgagor with respect thereto or Advances as required by Applicable Requirements, which are subsequently incurred by the Purchaser.
Section 5.06    Ordinary Course Interim Servicing. During the Interim Period, the Seller shall interim service, or, if applicable, shall cause its subservicer to, interim service the Mortgage Loans in the ordinary course and in compliance with Applicable Requirements and the Interim Servicing Agreement.
Section 5.07    Cooperation. To the extent reasonably possible, the Parties shall cooperate with and assist each other, as requested, in carrying out the purposes of this Agreement and complying with the covenants set forth herein. The Purchaser shall cooperate as reasonably required by the Seller in the Seller’s efforts to obtain Investor approvals and final certifications and re-certifications as required hereunder. In addition, the Parties agree to cooperate and work in good faith to solve any and all issues or developments that arise during the course of the business relationship evidenced hereby. In addition, the Seller and the Purchaser acknowledge their respective regulatory obligation to provide notices to consumers in the course of transfers of servicing and to address, or cause to be addressed, any consumer inquiries or complaints that either party may receive. The Seller and the Purchaser shall cooperate to the extent necessary to meet regulatory obligations with respect to the servicing transfer (e.g., the complete and accurate transfer of all data and documents with respect to each Mortgage Loan) and the resolution of consumer inquiries and complaints.
Section 5.08    Custodial Account Verification. The Purchaser reserves the right to independently verify the sufficiency of the Custodial Accounts. Should the Purchaser, any Investor or an auditor determine that the Custodial Account(s) did not contain the required deposits as of the applicable Servicing Transfer Date, then the Seller shall immediately reconcile all such accounts and deliver to the Purchaser the amount of the identified shortage (without interest thereon). Notwithstanding the foregoing, any right of the Purchaser to verify deposits in the Custodial Account shall in no way impair the Purchaser’s or any of its successor’s rights to any remedies provided under this Agreement and/or by law for any failure to maintain such accounts as required by this Agreement.
Section 5.09    Purchaser Due Diligence.
Prior to the final Servicing Transfer Date hereunder, the Purchaser, including its third-party auditors and regulatory officials with regulatory authority over the Purchaser, shall have the right, during the Seller’s normal business hours and upon reasonable advance written notice to the Seller, to examine, audit and review any and all books, records, documentation or other information of the Seller directly relating to the Mortgage Loan or Servicing Rights, whether electronic or otherwise and whether held by the Seller or another party other than any such books, records, documentation or other information that the Seller is restricted from disclosing by applicable law or regulation. In connection with any such examination, audit or review, the Seller shall provide the Purchaser or its agents or designees with reasonable access to its facilities, employees, servicing and origination systems and other computer and technology systems and shall cooperate in good faith in responding to any reasonable inquiries.

Section 5.10    Servicing Transfer. If applicable, the Seller shall transfer the actual servicing of the related Mortgage Loans to the Purchaser’s Subservicer on the applicable Servicing Transfer Date in accordance with the Transfer Instructions in all material respects. In the event of any conflict between the terms and conditions of this Agreement and the Transfer Instructions, the terms of this Agreement shall control. In the event of any complaints or issues raised by any Person relating to servicing transfers contemplated under this Agreement, the Seller and the Purchaser shall communicate with each other regarding any such complaints and issues and work in good faith with each other to resolve such complaints and issues in a commercially reasonable manner.
Section 5.11    Forwarding of Payments and Other Items. All Mortgage Loan payments and other funds or payments, all other bills, and all transmittal lists or any other information used to pay bills pertaining to the Mortgage Loans, and all documents, notices, correspondence, consumer inquiries and complaints, and other related documentation, that are received by the Seller after the applicable Servicing Transfer Date shall be forwarded by the Seller, at the Seller’s expense: (i) to the Purchaser (or Purchaser’s designee) by overnight delivery within one (1) Business Day following the Seller’s receipt thereof for the first thirty (30) days after the applicable Servicing Transfer Date, (ii) to the Purchaser (or Purchaser’s designee) by first class mail within one (1) Business Day following the Seller’s receipt thereof for the next thirty (30) days thereafter, and (iii) to the sender thereof by first class mail within one Business Day following the Seller’s receipt thereof, with appropriate notice of the transfer hereunder, for all periods following the sixtieth (60th) day after the applicable Servicing Transfer Date.
Section 5.12    File Request. In the event that an Investor or Insurer requests delivery of the Mortgage File or other documentation in connection with a review of a Mortgage Loan, the Purchaser shall promptly notify the Seller, and the Seller shall, promptly upon notice of such request, deliver the requested documentation to the Purchaser, or directly to such Investor or Insurer, provided, that Seller shall not be required to deliver any requested documentation not in its possession or which relates to the servicing of the applicable Mortgage Loan following the Servicing Transfer Date. The Purchaser shall be responsible for all requests of an Investor or Insurer relating to the servicing of a Mortgage Loan following the Servicing Transfer Date. If the Seller fails to fully comply with its obligations in this Section 5.12 with respect to any Mortgage Loan within thirty (30) days after notice from the Purchaser, the Seller shall, upon demand by the Purchaser thereafter, pay to the Purchaser, within five (5) Business Days of such demand, the Servicing Rights Repurchase Price with respect to such Mortgage Loan. If the Seller fails to pay to the Purchaser the Servicing Rights Repurchase Price for the relevant Mortgage Loan, then the Purchaser may offset such amounts against Holdback Funds as determined by the Purchaser in its sole and absolute discretion. In addition, the Seller shall pay to the Purchaser a transfer administration fee of $1,500 for each Servicing Right subject to this Section 5.12. Simultaneously with the payment of the Servicing Rights Repurchase Price, the Purchaser shall transfer ownership of such Servicing Rights to the Seller, and shall promptly deliver all funds, Mortgage Loan Files, and servicing data with respect to such Mortgage Loan, deliver any notices to Mortgagors or other parties as required, and prepare and execute any necessary assignments of mortgage or transfers in MERS. The Seller shall cooperate in effecting such servicing transfer and shall thereafter be responsible to the Investor for servicing the related Mortgage Loan.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligations of the Purchaser under this Agreement are subject to the satisfaction of each of the following conditions, any or all of which may be waived in writing by the Purchaser:
Section 6.01    Correctness of Representations and Warranties. The representations and warranties made by the Seller in this Agreement shall be true and correct in all material respects (other than those representations and warranties which are qualified by “materially”, “in all material respects” or other similar qualifiers, which shall be true in all respects) as of the date upon which each of such representations and warranties were made.
Section 6.02    Compliance with Covenants. All terms and covenants contained in this Agreement and the Interim Servicing Agreement required to be complied with and performed by the Seller shall have been duly complied with and performed by the Seller in all material respects.
Section 6.03    Litigation. No litigation, claim, demand, administrative or regulatory proceeding or governmental investigation shall be pending, threatened or contemplated and no order, injunction or decree shall have been entered that enjoins, restrains or prohibits or seeks to enjoin, restrain or prohibit this Agreement or consummation of the transactions contemplated by this Agreement or that would have a material adverse effect on the performance by the Seller of its obligations under this Agreement.
Section 6.04    Execution and Delivery of Agreements. On or before the Sale Date, the Seller shall have executed and delivered to the Purchaser this Agreement and the Interim Servicing Agreement.
Section 6.05    Financial Condition of Seller. On or before the Sale Date, the Seller shall, if requested by the Purchaser, have provided to the Purchaser information reasonably satisfactory to the Purchaser to evidence that the financial condition of the Seller is adequate to support the performance by the Seller on a timely basis of the Seller’s potential repurchase, indemnification and other obligations hereunder.
Section 6.06    Required Documentation. At or prior to the Settlement Date, the Seller shall have obtained and delivered the Investor approval documentation required for the purchase and transfer of the Servicing Rights as contemplated hereunder.
Section 6.07    No Material Adverse Change. There shall have been no material adverse change in the condition (financial or otherwise), business, net worth, assets (including the Servicing Rights), properties, operations or future prospects of the Seller, and there shall not have been any occurrence, circumstance or combination thereof, whether arising heretofore or thereafter, including litigation pending or threatened, which would be reasonably expected to result in any such material adverse change before or after the Sale Date.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of the Seller to transfer Servicing Rights on the Sale Date under this Agreement are subject to the satisfaction of each of the following conditions, any or all of which may be waived in writing by the Seller:
Section 7.01    Correctness of Representations and Warranties. The representations and warranties made by the Purchaser in this Agreement shall be true and correct in all material respects (other than those representations and warranties which are qualified by “materially”, “in all material respects” or other similar qualifiers, which shall be true in all respects) as of the date upon which each of such representations and warranties were made.
Section 7.02    Compliance with Covenants. All terms and covenants in this Agreement and the Interim Servicing Agreement required to be complied with and performed by the Purchaser shall have been duly complied with and performed by the Purchaser in all material respects.
Section 7.03    Litigation. No litigation, claim, demand, administrative or regulatory proceeding or governmental investigation shall be pending or threatened and no order, injunction or decree shall have been entered that enjoins, restrains or prohibits or seeks to enjoin, restrain or prohibit this Agreement or consummation of the transactions contemplated by this Agreement or seeks to terminate the Purchaser as an approved servicer in respect of the applicable Investor or that would have a material adverse effect on the performance by the Purchaser of its obligations under this Agreement.
Section 7.04    Execution and Delivery of Agreements. On or before the Sale Date, the Purchaser shall have executed and delivered to the Seller this Agreement and the Interim Servicing Agreement.
Section 7.05    Required Documentation.
At or prior to the Settlement Date, the Seller shall have obtained the Investor approval documentation required for the sale and transfer of the Servicing Rights as contemplated hereunder.
ARTICLE VIII

INDEMNIFICATION AND REPURCHASES
Section 8.01    Indemnification of Purchaser. The Seller shall indemnify, defend and hold the Purchaser harmless from, and will reimburse the Purchaser for, any and all Losses incurred by the Purchaser to the extent that such Losses are caused by, arise out of, result from, or directly relate to:
(a)    the breach of any representation or warranty made by the Seller in this Agreement;

(b)    the failure by the Seller, or any Person on the Seller’s behalf, to perform or observe any term or provision of this Agreement which is not otherwise specifically addressed in this Section 8.01;
(c)    any failure to originate, service or subservice the Mortgage Loans or to sell the Servicing Rights hereunder, each in accordance with Applicable Requirements by the Seller, any Originator or any Prior Servicer arising prior to the Servicing Transfer Date alleged by a third party as a part of a litigation, claim, demand or proceeding before a court, arbitrator, or governmental or regulatory authority, provided that typically occurring allegations or counterclaims made by a Mortgagor in connection with a Foreclosure shall not give rise to an indemnification claim under this Section 8.01(c) unless such allegations or counterclaims are finally determined in favor of the Mortgagor by a court of competent jurisdiction;
(d)    any failure by the Seller, any Originator or any Prior Servicer to comply with all Applicable Requirements prior to the Servicing Transfer Date;
(e)    any Claim (and subject to Section 8.08, any settlement thereof) in connection with the Servicing Rights or the Mortgage Loans (including, without limitation, any class action involving the Seller or any Originator or Prior Servicer), arising out of events occurring in whole or in part before the Sale Date; or
(f)    any missing or defective documents, including documents required to be delivered in imaged format, that are required to be delivered to the Imaged Document Vendor hereunder.
In determining the amount of any Loss arising from a breach of a representation or warranty, such representation and warranty shall be considered without regard to any qualification by or reference to the words “material adverse effect,” “material,” “materiality,” or any other similar words contained therein.
Section 8.02    Repurchase of Mortgage Loans.
(a)    Notice. If either the Seller or the Purchaser has been notified by an Investor of a Mortgage Loan to be repurchased pursuant to Applicable Requirements, or a proposal for a Repurchase Alternative Agreement, such Party shall notify the other Party no later than five (5) Business Days following receipt of such notice. Any notices required under this Section 8.02 may be made by e-mail or facsimile.
(b)    Repurchase. Without limiting any other remedies available under this Agreement, if the Purchaser is required by the respective Investor to repurchase a Mortgage Loan (other than as a primary result of the Purchaser’s failure to service the Mortgage Loan in accordance with Applicable Requirements (provided for such purposes that references to the Seller, Originators and Prior Servicers in the definition of “Applicable Requirements” shall be deemed to refer to Purchaser and the Purchaser’s subservicer), which failure was not caused by the Seller’s breach of its obligations under this Agreement), the Seller shall, no later than two (2) Business Days prior to the date such Mortgage Loan is required to be repurchased, remit to the Purchaser an amount equal to the Mortgage Loan Repurchase Price; provided, however, that, in the Purchaser’s sole and absolute discretion and if permitted by the applicable Investor, the Purchaser may, in the alternative, upon no less than five (5) Business Days’ prior written notice to the Seller, require the Seller to repurchase the Mortgage Loan directly from the Investor no later than two (2) Business Days prior to the date such Mortgage Loan is required to be repurchased. Simultaneously with the payment of the Mortgage Loan Repurchase Price, the Purchaser shall transfer ownership of such Mortgage Loan to the Seller, and shall promptly deliver all funds, Mortgage Loan Files, and servicing data with respect to such Mortgage Loan, deliver any notices to Mortgagors or other parties as required, and prepare and execute any necessary assignments of mortgage or transfers in MERS. If the Seller fails to timely repurchase the Mortgage Loan as set forth above, the Purchaser may repurchase the Mortgage Loan directly from the Investor; and the Seller shall be obligated to repurchase such Mortgage Loan from the Purchaser for the Mortgage Loan Repurchase Price immediately thereafter. If the Seller fails to pay to the Purchaser the Mortgage Loan Repurchase Price pursuant to this Section 8.02(b), the Seller shall be obligated to pay the applicable Cost of Funds Amount with respect to such Mortgage Loan for each day that occurs during the period commencing on the date of the Purchaser’s repurchase of such Mortgage Loan from the Investor and ending on the date the Seller remits to the Purchaser such Cost of Funds Amount together with the applicable Mortgage Loan Repurchase Price and any other amount then due and owing with respect to such Mortgage Loan and Servicing Rights, including, but not limited to, the Servicing Rights Repurchase Price. Notwithstanding the foregoing, the Seller shall not be obligated to remit the Cost of Funds Amount with respect to a Mortgage Loan if the Seller’s failure to remit the Mortgage Loan Repurchase Price is the direct result of the Purchaser’s failure to provide timely notice to the Seller in accordance with Section 8.02(a).
(c)    Alternative Agreements. If an Investor chooses not to exercise its repurchase rights and instead proposes a risk fee or repurchase alternative agreement with respect to a Mortgage Loan (other than as a result of the Purchaser’s failure to service the Mortgage Loan in accordance with Applicable Requirements (provided for such purposes that references to the Seller, Originators and Prior Servicers in the definition of “Applicable Requirements” shall be deemed to refer to Purchaser and the Purchaser’s subservicer)) (each a “Repurchase Alternative Agreement”) which Purchaser and Seller deem acceptable, the Seller shall reimburse Purchaser for any costs, fees or expenses incurred by Purchaser arising under such Repurchase Alternative Agreement and Seller shall indemnify, defend and hold Purchaser harmless for any and all Losses incurred by Purchaser that arise out of, relate to, or otherwise result from such Repurchase Alternative Agreement. To the extent that an Investor ultimately requires Purchaser to repurchase any Mortgage Loan subject to a Repurchase Alternative Agreement, Seller will repurchase such Mortgage Loan in accordance with Section 8.02(b).
(d)    The Seller and the Purchaser agree and acknowledge that the repurchase and related obligations under this Section 8.02 are an ongoing covenant to be performed until any related Mortgage Loan has been paid in full or finally liquidated.
Section 8.03    Repurchase of Servicing Rights.
(a)    Notice. Upon discovery by either the Seller or the Purchaser of a breach of any of the representations and warranties set forth in Article IV hereof that such Party reasonably believes is likely to have a material and adverse effect on the ability to service a Mortgage Loan, the value of the Servicing Rights or Purchaser’s ownership of the Servicing Rights, or the exposure of the Purchaser to liability from owning the Servicing Rights (each such breach, a “Breach”), the Party discovering such Breach shall give prompt written notice to the other Party of such a Breach. Any notices required under this Section 8.03 may be made by e-mail or facsimile.
(b)    Cure Period. Within thirty (30) days of the earlier of either discovery by, or notice to, the Seller of any Breach, or within such longer or shorter time period if specified by applicable Investor guides to cure such Breach (the “Cure Period”), the Seller shall cure such Breach in all material respects.
(c)    Repurchases.
(i)    Upon Breach. Without limiting any other remedies available under this Agreement, if the Seller fails to cure a Breach during the Cure Period or if the Purchaser reasonably determines that a Breach cannot be cured by the expiration of the Cure Period, then the Purchaser may, in its sole and absolute discretion, require the Seller to repurchase the affected Servicing Rights and pay to the Purchaser the Servicing Rights Repurchase Price for such Servicing Rights within thirty (30) days of receiving the Purchaser’s written demand for repurchase (which may be made by email or facsimile), subject to the Parties agreement to a schedule and processes for transfer of the servicing of the related Mortgage Loan, including Investor approval and notices to the applicable Mortgagors. The Purchaser is not required to demand repurchase within any particular time period, and may elect not to require immediate repurchase under any circumstances. Not making a repurchase demand within any time period does not constitute a waiver by the Purchaser of any of its rights or remedies. Simultaneously with the payment of the Servicing Rights Repurchase Price, the Purchaser shall transfer ownership of such Servicing Rights to the Seller, and shall promptly deliver all funds, Mortgage Loan Files, and servicing data with respect to such Mortgage Loan, deliver any notices to Mortgagors or other parties as required, and prepare and execute any necessary assignments of mortgage or transfers in MERS.
(ii)    Upon Repurchase of a Mortgage Loan. With respect to any repurchase of a Mortgage Loan from an Investor by Purchaser or Seller, within five (5) Business Days after such repurchase, the Seller shall also pay to the Purchaser the Servicing Rights Repurchase Price for the related Servicing Rights and repurchase such Servicing Rights. The Seller and the Purchaser agree and acknowledge that the repurchase and related obligations under this Section 8.03(c)(ii) are an ongoing covenant to be performed until any related Mortgage Loan has been paid in full or finally liquidated.
Section 8.04    Effect of Refinancing. If the Seller refinances a Mortgage Loan after (i) the Seller has been notified that the applicable Investor requires such a Mortgage Loan to be repurchased, and such repurchase would be the responsibility of Seller pursuant to Section 8.02(b) or (ii) the Purchaser properly demands repurchase of the Servicing Rights related to such Mortgage Loan pursuant to Section 8.03 hereof, the Servicing Rights Repurchase Price shall nonetheless be payable by the Seller to the Purchaser upon completion of such refinancing.

Section 8.05    Investor Appeal Rights. If an Investor requests repurchase, payment of fees, indemnification, make-whole, or other remedy with respect to a Mortgage Loan for which Purchaser claims Seller would be responsible or liable pursuant to Sections 8.01, 8.02(b) or 8.02(c), and the Investor allows for a rebuttal, appeal or defense with respect thereto, the Purchaser shall reasonably cooperate with Seller’s efforts to prepare and present any such rebuttal, appeal or defense, and shall provide Seller with reasonably requested information or documents related to the applicable Mortgage Loan that is not already in Seller’s possession or control, but Purchaser shall have no obligation to review, and shall no liability for, any information or documents submitted by the Seller to the applicable Investor, other than information or documents created by or on behalf of Purchaser related to the servicing of the applicable Mortgage Loan after the Servicing Transfer Date. In addition, if the Seller fails to exercise its right to cure, rebut, appeal or defend against a repurchase demand by an Investor in a timely manner, the Purchaser may, but shall have no obligation to, exercise such rights.
Section 8.06    Effect of Due Diligence and Review. The Parties agree that the provision of any information and documents by the Seller, and the review thereof and determinations made by the Purchaser in connection with its due diligence review of any information and documents shall have no bearing on, and shall not limit the effect of, the Seller’s representations, warranties, covenants, indemnities and other obligations under this Agreement, or any rights or remedies of the Purchaser.
Section 8.07    Indemnification of Seller.
The Purchaser shall indemnify, defend and hold the Seller harmless from, and will reimburse the Seller for, any and all Losses incurred by the Seller to the extent that such Losses are caused by, arise out of, result from or directly relate to:
(a)    the breach of any representation or warranty made by the Purchaser in this Agreement;
(b)    the failure by the Purchaser, or any Person on the Purchaser’s behalf, to perform or observe any term or provision of this Agreement which is not otherwise specifically addressed in this Section 8.07; or
(c)    any failure of Purchaser, the Purchaser’s subservicer, or any other Person acting on the Purchaser’s behalf, to comply with all Applicable Requirements after the Servicing Transfer Date, provided for such purposes that references to the Seller, Originators and Prior Servicers in the definition of “Applicable Requirements” shall be deemed to refer to Purchaser and the Purchaser’s subservicer.

In determining the amount of any Loss arising from a breach of a representation or warranty, such representation and warranty shall be considered without regard to any qualification by or reference to the words “material adverse effect,” “material,” “materiality,” or any other similar words contained therein.
Section 8.08    Notice and Settlement of Claims.

Each Party to this Agreement shall promptly notify the other Party in writing of the existence of any material fact known to it giving rise to any obligations of the other Party under this Article VIII and, in the case of any Claim that may give rise to any such obligations (other than Investor requests or demands for repurchase of a Mortgage Loan, which shall be administered by the Parties in accordance with Section 8.02), and each Party shall promptly notify the other Party of the making of such Claim as and when same becomes known to it. In no event shall the indemnifying Party be liable for any Losses that result from a delay in the indemnified Party providing such notice. The indemnifying Party may, at its own cost and expense, assume and control defense of any Claim, including, without limitation, the right to designate counsel and to control all negotiations, litigation, settlements, compromises and appeals of any such Claim or potential Claim. The indemnified Party shall reasonably cooperate with the indemnifying Party and its counsel, and may participate at its own cost and expense. Neither the indemnifying Party nor the indemnified Party shall be entitled to settle, compromise, decline to appeal, or otherwise dispose of any such Claim without the written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Following the discharge of the indemnifying Party’s obligations, the indemnified Party shall, subject to Applicable Requirements, assign to the indemnifying Party any and all related claims against applicable third parties. Within fifteen (15) days after receipt, the indemnified Party shall refund to the indemnifying Party the amounts of all recoveries received by the indemnified Party with respect to any Claim for which it received indemnification for all of its Losses related to such Claim from the indemnifying Party under this Article VIII.
Section 8.09    Limitation on Liability.
Notwithstanding anything to the contrary in this Agreement, neither Party will be liable to the other Party under this Agreement for any (a) indirect, incidental, exemplary, special or consequential damages, including, without limitation, lost income, speculative lost profits, lost investment or business opportunity, or damage to reputation, even if such Party has been advised of, or had reason to know of, the possibility of such damages, (b) punitive or treble damages, or (c) any amounts attributable to or arising from overhead allocations, general or administrative costs and expenses, except for the pro-rata portion of costs relating to an employee or contractor who spends a material portion of their time handling the matter(s) giving rise to the claim for indemnification hereunder. Notwithstanding the foregoing, all amounts required by a court or regulatory entity to be paid to a third party are actual Losses, and not subject to the limitations set forth in this Section 8.09.
ARTICLE IX

TERMINATION
Section 9.01    Termination.
(a)    Prior to the Sale Date, the Purchaser may immediately terminate this Agreement if any of the following shall occur:
(i)    the Seller loses any Investor approval to originate, service and/or deliver loans to any Investor, where such loss of approval is based upon a fault of the Seller (as evidenced in writing from the applicable Investor), and such approval is not restored within thirty (30) days after such approval was initially revoked by the applicable Investor;

(ii)    the Seller breaches, in any material respect, any representation or warranty, covenant, obligation or agreement set forth in this Agreement and such breach is not cured within thirty (30) days following the Seller’s receipt of the Purchaser’s written notice thereof;
(iii)    the Interim Servicing Agreement is terminated for any reason;
(iv)    any filing of an insolvency proceeding by or on behalf of the Seller, any consent by or on behalf of the Seller to the filing of an insolvency proceeding against the Seller, or any admission by or on behalf of the Seller of its inability to pay its debts generally as the same become due;
(v)    one or more of the Seller’s regulators determine that the Seller has violated any Applicable Requirements and such violation is reasonably expected to have a material adverse effect on the Servicing Rights or Mortgage Loans, taken as a whole;
(vi)    any filing of an insolvency proceeding against the Seller that remains undismissed or unstayed for a period of five (5) days after the filing thereof; or
(vii)    any issuance of any attachment or execution against, or any appointment of a conservator, receiver or liquidator with respect to, all or substantially all of the assets of the Seller.
(b)    Prior to the Sale Date, the Seller may immediately terminate this Agreement if any of the following shall occur:
(i)    The Purchaser loses any Investor approval to own servicing rights, where such loss of approval is based upon a fault of the Purchaser (as evidenced in writing from the applicable Investor), and such approval is not restored within thirty (30) days after such approval was initially revoked by the applicable Investor;
(ii)    The Purchaser breaches, in any material respect, any representation or warranty, covenant, obligation or agreement set forth in this Agreement and such breach is not cured within thirty (30) days following the Purchaser’s receipt of the Seller’s written notice thereof;
(iii)    the Interim Servicing Agreement is terminated for any reason;
(iv)    any filing of an insolvency proceeding by or on behalf of the Purchaser, any consent by or on behalf of the Purchaser to the filing of an insolvency proceeding against the Purchaser, or any admission by or on behalf of the Purchaser of its inability to pay its debts generally as the same become due;
(v)    any filing of an insolvency proceeding against the Purchaser that remains undismissed or unstayed for a period of five (5) days after the filing thereof; or

(vi)    any issuance of any attachment or execution against, or any appointment of a conservator, receiver or liquidator with respect to, all or substantially all of the assets of the Purchaser.
Section 9.02    Effect of Termination. Except as may otherwise be provided in the Interim Servicing Agreement, the termination of this Agreement shall not affect any other agreement between the Purchaser and the Seller.
ARTICLE X

MISCELLANEOUS
Section 10.01    Supplementary Information. From time to time prior to and after the Sale Date, each Party shall furnish to the other Party such information supplementary to the information contained in the documents and schedules delivered pursuant hereto which is reasonably available and may reasonably be requested or which may be necessary to file any reports due to the Investors in connection with the Mortgage Loans or Servicing Rights.
Section 10.02    Broker’s Fees. If applicable, each Party shall be responsible for the payment of fees or commissions in the nature of a finder’s or broker’s fee arising out of or in connection with the subject matter of this Agreement due to its respective agent, finder, or broker or any other representative, but not those due to agents, finders, brokers, or other representatives of the other Party. Seller shall pay any fees or commissions due or owing to MountainView Financial Solutions, LLC with respect to the transaction contemplated herein.
Section 10.03    Further Assurances. Each Party shall, at any time and from time to time, promptly, upon the reasonable request of the other Party or its representatives, execute, acknowledge, deliver or perform all such further acts, deeds, assignments, transfers, conveyances, and assurances as may be required for the better vesting and conveyance to the Purchaser and its successors and assigns of title to Servicing Rights or as shall be necessary to effect the transactions provided for in this Agreement. The Purchaser and the Seller shall cooperate in good faith to consummate the transactions contemplated by this Agreement.
Section 10.04    Survival. Notwithstanding anything to the contrary contained herein, the representations and warranties of the Parties contained herein, as well as the Party’s respective rights and obligations arising under Article VIII hereof shall survive the termination of this Agreement and shall inure to the benefit of the Parties and their successors and assigns.
Section 10.05    Assignment. No Party shall assign, sublicense, subcontract, delegate, charge or otherwise transfer or encumber any of its rights or obligations under this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that nothing in this Section 10.05 shall be construed to require the consent of a Party with respect to an assignment by merger whereby the other Party is merged into a successor entity so long as such successor entity agrees to be bound by the terms of this Agreement.

Section 10.06    Notices. Except as otherwise expressly permitted by this Agreement, all notices and statements to be given under this Agreement are to be in writing, delivered by hand, national overnight mail service, or first class United States mail, postage prepaid and registered or certified with return receipt requested, to the following addresses (which addresses may be revised by notice):
(a)    If to the Purchaser, to:

Matrix Financial Services Corporation
601 Carlson Parkway
Suite 1400
Minnetonka, Minnesota 55305
Attention: General Counsel
(b)    If to the Seller, to:

HomeStreet Bank
601 Union Street, Suite 2000
Seattle, WA 98101
Attention: Legal Department (SFL)

All notices and statements shall be deemed given, delivered, and received upon personal delivery, one (1) Business Day after sending by overnight delivery or five (5) Business Days after mailing by first class United States mail in the manner set forth above.
Section 10.07    Entire Agreement. This Agreement and the Interim Servicing Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof. No amendments, modifications or supplements of this Agreement shall be binding unless executed in writing by the Parties. The Exhibits and Schedules are part of this Agreement.
Section 10.08    Binding Effect; Third Parties. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person, other than the Parties hereto and their successors and permitted assigns, any rights, obligations, remedies or liabilities.
Section 10.09    Applicable Laws; Waiver of Jury Trial. This Agreement shall be construed in accordance with federal law and the laws of the State of New York, without reference to the choice of law principles under the laws of the State of New York. Any lawsuit or other legal action instituted by any Party hereto in connection with this Agreement shall be brought in a federal or state court of appropriate jurisdiction in the county of New York, New York. EACH PARTY WAIVES THEIR RESPECTIVE RIGHT TO A TRIAL BEFORE A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 10.10    Counterparts. This Agreement may be executed in any number of counterparts, which together shall constitute full and proper execution hereof.
Section 10.11    No Remedy Exclusive. No remedy under this Agreement is intended to be exclusive of any other available remedy, but each remedy shall be cumulative and shall be in addition to any remedies given under this Agreement or existing at law or in equity.
Section 10.12    Attorney’s Fees and Expenses. If any Party shall bring suit against the other Party as a result of any alleged breach or failure by the other Party to fulfill or perform any covenants or obligations under this Agreement, then the prevailing Party in such action shall be entitled to receive from the non-prevailing Party reasonable attorney’s fees incurred by reason of such action and all costs of suit and preparation at both trial and appellate levels.
Section 10.13    Waiver. Any forbearance by a Party in exercising any right or remedy under this Agreement or otherwise afforded by applicable law shall not be a waiver or preclude the exercise of that or any other right or remedy, and any such forbearance shall be made in writing.
Section 10.14    Announcements; Confidentiality. Neither Party shall issue any press releases or announcements regarding the current or future transactions contemplated in this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that nothing in this Section 10.14 shall restrict any disclosure required pursuant to applicable law including, but not limited to, required filings with the Securities Exchange Commission, provided that the other Party shall have an opportunity to review in advance and reasonably comment on any required filings with the Securities Exchange Commission. Furthermore, the Parties agree to keep confidential any and all nonpublic information that the Party has received from the other Party and regarding which it has reason to believe is confidential, or should reasonably understand by nature of the information or circumstances surrounding the exchange of information that it should be treated as confidential, except to the extent such information is required to be disclosed by law, regulation, or Applicable Requirements, or in order to effectuate the terms of this Agreement.
Section 10.15    Time of the Essence. The Parties agree that time is of the essence in the performance of their respective obligations under this Agreement.
Section 10.16    Accounting Treatment of Sales of Servicing Rights. The Parties agree that the sale of Servicing Rights pursuant to this Agreement shall be characterized as a true sale for financial accounting purposes.
Section 10.17    Protection of Consumer Information. The Purchaser and the Seller agree they (i) shall comply with applicable laws, rules and regulations regarding the privacy or security of Consumer Information, including but not limited to Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. 6801 et seq. (“Applicable Privacy Laws”), (ii) shall not collect, create, use, store, access, disclose or otherwise handle Consumer Information in any manner inconsistent with Applicable Privacy Laws, (iii) except as it is appropriate to do so in working with investors, prospective purchasers and partners (including but not limited to the Document Custodian, Imaged Document Vendor and Trailing Loan Documents Vendor) bound by confidentiality obligations consistent with those set forth herein, shall not disclose Consumer Information to any affiliated or non-affiliated third party except to enforce or preserve its rights, as otherwise permitted or required by Applicable Privacy Laws (or by regulatory authorities having jurisdiction in the premises) or, in the case of the Seller, at the specific written direction of the Purchaser, (iv) shall maintain appropriate administrative, technical and physical safeguards to protect the security, confidentiality and integrity of Consumer Information, and (v) shall promptly notify the other party in writing upon becoming aware of any actual breach and of any suspected breach of this Section 10.18. The restrictions set forth herein shall survive the termination of this Agreement.
Section 10.18    No Rights of Offset. The right of a Party to receive an indemnification payment or payment in connection with a repurchase of a Mortgage Loan or Servicing Rights under Article VIII, or any other payments hereunder, shall not create a right to offset such an indemnification, repurchase or others payments against any other amounts payable by such Party under this Agreement or otherwise; provided, however, that such Person shall have a right to offset such an indemnification, repurchase or other payment against any other amounts payable by such Party under this Agreement to the extent that such an indemnification or repurchase payment (i) has been agreed to by the Parties in writing or (ii) has been determined pursuant to a final decision of a court of competent jurisdiction, and; provided, further, that this shall not limit the rights of offset against the Document Holdback as expressly set forth herein.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the undersigned Parties to this Agreement has caused this Agreement to be duly executed in its name by one of its duly authorized officers on the date first set forth above.

PURCHASER

MATRIX FINANCIAL SERVICES CORPORATION

By:     /s/ Brad Farrell
Name:     Brad Farrell
Title:     Chief Financial Officer

SELLER

HOMESTREET BANK

By:     /s/ Darrell van Amen
Name:     Darrell van Amen
Title:     EVP, Chief Investment Officer & Treasurer